UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: November 6, 2007
Date of earliest event reported: October 25, 2007

CAB-TIVE ADVERTISING, INC.
(Exact name of registrant as specified in charter)

Nevada
(State or other Jurisdiction of Incorporation or Organization)

0-1381192 (Commission File Number)		20-5609647 (IRS Employer Identification No.)
1800 Century Park East, Suite 600 Los Angeles, CA 90067 (Address of Principal Executive Offices and zip code)

(310) 556-0025
(Registrant's telephone
number, including area code)

2921 N. Tenaya Way, Suite 211
Las Vegas, Nevada 89128
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K/A filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Information included in this Form 8-K/A may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). This information may involve known and unknown risks, uncertainties and other factors which may cause Biogold Fuels Corp. (“Biogold Fuels”) and Cab-Tive Advertising, Inc.’s (“Cab-Tive”) actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe Biogold Fuels and Cab-Tive’s future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology. Forward-looking statements are based on assumptions that may be incorrect, and there can be no assurance that any projections or other expectations included in any forward-looking statements will come to pass. Biogold Fuels and Cab-Tive’s actual results could differ materially from those expressed or implied by the forward-looking statements as a result of various factors. Except as required by applicable laws, Cab-Tive undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

SECTION 2 - FINANCIAL INFORMATION

ITEM 2.01 Completion of Acquisition or Disposition of Assets.

On October 25, 2007, Cab-Tive Advertising, Inc., a Nevada corporation (“Cab-Tive”), completed a merger (the “Merger”) with Biogold Fuels Corporation, a Nevada corporation (“Biogold Fuels”). The Merger was effected pursuant to the terms of an Agreement and Plan of Merger (“Merger Agreement”), entered into on October 25, 2007, by and among Cab-Tive, Biogold Fuels and Cab-Tive Acquisition, Inc. a newly formed Nevada corporation and wholly-owned subsidiary of Cab-Tive (“Subsidiary”). Pursuant to the terms of the Merger Agreement, the Subsidiary was merged with and into Biogold Fuels, with Biogold Fuels as the surviving entity. Biogold Fuels will continue its business under the name Biogold Fuels Corporation as a subsidiary of Cab-Tive and will retain its Certificate of Incorporation and Bylaws. The officers and directors of Biogold Fuels prior to the Merger will remain the officers and directors of Biogold Fuels after the Merger. Following the Merger, the separate existence of Subsidiary ceased. Unless the context otherwise requires, “Company,” “we,” “our,” or “us” shall refer to Cab-Tive and Biogold Fuels on a combined basis.

Pursuant to the terms of the Merger Agreement, Cab-Tive will acquire the majority of the outstanding shares of Common Stock of Biogold Fuels (“Biogold Fuels Common Stock”) for shares of Common Stock of Cap-Tive, par value $0.001 per share of Cab-Tive (“Cap-Tive Common Stock”). At or after the closing of the Merger (“Closing”), in exchange for the Biogold Fuels Common Stock, Cab-Tive will issue to the stockholders of Biogold Fuels (“Biogold Fuels Stockholders”) up to 80,800,000 shares of Cab-Tive Common Stock. Each outstanding share of Biogold Fuels Common Stock will be converted into the right to receive 1.5278616636 shares of Cab-Tive Common Stock and each outstanding option and warrant to purchase one (1) share of Biogold Fuels Common Stock will be assumed by Cab-Tive and was converted into an option or warrant to purchase 1.5278616636 shares of Cab-Tive Common Stock (with the exercise price being adjusted accordingly).

Prior to the Closing, Biogold Fuels had Common Stock, options and warrants issued and outstanding as follows:

•	52,884,369 shares of Common Stock.
•	Options to purchase 750,000 shares of Common Stock at exercise price of $0.35 per share.
•	Warrants to purchase 1,803,000 shares of Common Stock at exercise prices ranging from $0.01 to $1.00 per share.

Accordingly, after the Closing, and assuming no Biogold Fuels Stockholder elects dissenter’s rights, the Biogold Fuels Stockholders will own 80,800,000 shares of Cab-Tive Common Stock and the current Cab-Tive stockholders owned 20,200,000 shares of Cab-Tive’s Common Stock. On a percentage basis, the Biogold Fuels stockholders own approximately 80% of the total outstanding shares of Cab-Tive’s Common Stock, and the current Cab-Tive stockholders own approximately 20% of the total outstanding shares of Cab-Tive’s Common Stock.

The ownership interests of the Biogold Fuels stockholders and the current Cab-Tive stockholders will be subject to dilution upon exercise, if any, of the outstanding Biogold Fuels options and warrants that were assumed by Cab-Tive in connection with the Merger. Accordingly, on a fully diluted basis, after the exercise of all outstanding options and warrants, the holders of Biogold Fuels’s Common Stock will own approximately 83% of Cab-Tive’s Common Stock, and the current Cab-Tive stockholders will own approximately 17% of the Cab-Tive’s Common Stock. Accordingly, the Biogold Fuels stockholders have approximately 80% of the total combined voting power of all classes of Cab-Tive stock entitled to vote.

Effective as of the Closing, (i) Brian Blaszczak Cab-Tive’s current President, Treasurer, and Secretary, resigned such positions; however, he will remain a director of the Company, and (ii) the following were appointed as directors and officers:

•	Steve Racoosin, CEO and Director
•	Chris Barsness, CFO and Secretary

Cab-Tive plans to promptly seek approval from its stockholders to elect such other persons to the Board of Directors that may be designated by the Directors and change Cab-Tive’s corporate name to Biogold Fuels Corporation (collectively the “Actions”).

The issuance of the Cap-Tive Common Stock to the Biogold Fuels Stockholders was exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2).

Except for the Merger Agreement and the transactions contemplated by that agreement, neither Cab-Tive, nor its directors and officers, had any material relationships with Biogold Fuels, its officers, directors or principal stockholders.

Cab-Tive and Biogold Fuels are headquartered in Los Angeles, California and will continue to trade under the Cab-Tive name and ticker symbol until the completion of the corporate name change to Biogold Fuels Corporation and the other Actions.

BUSINESS OF CAB-TIVE

Prior to the Closing, Cab-Tive was a developmental stage company with nominal assets and whose principal business objective was to quality advertising to a captive audience in taxicabs, people movers, buses, trains, ferries, limousines, airplanes, and monorails.

BUSINESS OF BIOGOLD FUELS

SUMMARY OF THE COMPANY

Biogold Fuels Corporation (“Biogold Fuels”) was formed as a Nevada corporation on March 26, 2007 as a result of the merger of Biogold Fuels Corporation, and Full Circle Industries, Inc., Nevada corporation. Our plan is to construct fuel production facilities using certain proprietary technologies and processes to produce synthetic diesel fuels. We are developing and/or licensing a lower-cost, higher output system for the production of synthetic diesel motor fuel that is derived from municipal solid waste, rather than petroleum, and is classified under industry standards as a “synthetic diesel.” Our business strategy is to commercialize our proprietary methods and processes, and those of our licensors’, for diesel production on an industrial scale and to become a leading provider of synthetic diesel in the United States and throughout the World. We have elected to focus predominately on the diesel industry and have begun to prepare and execute our current business plan. We expect to execute our business plan by generating revenues from multiple sources; by building and operating our own Biogold Fuels Diesel Production Plants, which we currently estimate will have an aggregate nameplate capacity of more than 5 million gallons per year by the end of 2008.

Biogold Fuels aims to produce a synthetic diesel fuel that is a sustainable, renewable transportation fuel with a growing market in the United States and internationally (“Biogold Fuels Diesel”). Under current and projected market conditions, there are significant amounts of unsatisfied demand for the type of diesel fuel that we intend to produce. As an alternative to petrodiesel and other petroleum-based fuels, Biogold Fuels Diesel has several advantages, including:

•	Extending domestic diesel fuel supplies;

•	Reducing dependence on foreign crude oil supplies;

•	Expanding markets for domestic and international agricultural products;

•	Reducing emissions of greenhouse gases and other gases that are regulated by the Environmental Protection Agency (“EPA”); and

•	Being usable by existing diesel engines, while extending their useful lives.

As a result of the benefits that are expected from the widespread use of non-petro diesel, legislation, as well as taxation and public policy, favor and, in some jurisdictions require the increasing use of renewable diesel instead of petrodiesel. Concurrently, we believe that diesel will increasingly replace gasoline as a transportation fuel.

To address the anticipated unsatisfied market demand for non-petro diesel, we have worked with partners to develop and/or license our proprietary Biogold Fuels Process, a system of autoclave processing equipment and technologies based on the highly efficient “Catalytic Depolymerization Process”. This process enables accelerated rates of chemical reaction and increased yields with shortened production cycles, among other advantages. Our Biogold Fuels technology as applied to the production of synthetic fuels is the subject of a patent application in the U.S. We are protected as well by issued international patents in multiple jurisdictions. We expect to secure the services of qualified third-party contractors to manufacture the Biogold Fuels Process equipment and to construct the Biogold Fuels Diesel plants.

Our Technologies

The Municipal Solid Waste Processing System

The two fundamental technological components at the heart of our Biogold Fuels proprietary processes are (1) a method for separating municipal solid waste into cellulosic biomass and other commodities and (2) a system for converting cellulosic biomass and other organic materials into high-grade organic diesel fuel utilizing Catalytic Depolymerization (“CDP”). The first step of our proprietary system, the Biogold Fuels MSW “front-end” separation system, processes the municipal solid waste “whole” utilizing Biogold Fuels’s proprietary autoclave. Upon completion of the autoclaving cycle all materials are discharged automatically from our vessel onto a conveyor and then into a rotary trommel allowing the cellulose, in significantly reduced particle size, to drop through to a separate conveyor that transports it to the CDP area. Trommel “overs” go to a separate conveyor where ferrous and non ferrous metals are separated and recyclable plastics are removed. Remaining organics in the overs are size reduced and conveyed to the CDP area. Once separated, we estimate that approximately 75 percent of the waste feedstock by volume can be processed through the CDP process.

The BIOGOLD FUELS CDP Process

The Biogold Fuels CDP Conversion, the second step in our proprietary process, is where the catalytic depolymerization occurs. The CDP “back-end” processing system consists of an internal reaction chamber where organic material is depolymerized (or broken down into constituent parts); there are additional peripheral components and diesel storage. Biogold Fuels’s organic feedstock is mixed with a proprietary catalyst inside the primary reaction chamber in a low temperature (290 - 350°C) and virtually pressure-free (about 0.1 bar below ambient pressure) environment. The catalytic reaction produces synthetic diesel, water, and nominal quantities of waste salts. We believe that the CDP waste-to-fuel conversion process occurs at rates not previously achievable by alternative waste-to-fuel technologies. We have aligned ourselves with multiple back end conversion systems. All like processing our consistent feed stocks. Gassifiers, Pyrolisis and other systems for energy or liquid conversion work well when Biogold Fuels processed feed stocks are introduced into them.

The following is a model rendering of the Biogold Fuels CDP Technology constructed as a fuel production facility:

In tests to date, the BIOGOLD FUELS CDP Process technology has accelerated the speed of natural chemical reactions with significantly improved yields. It also has enabled the control and quality of processing in real time, and dramatically decreased the time required for manufacturing scale-up. Our 5 million gallon per year BIOGOLD FUELS CDP Process is also relatively compact, allowing for additional cost savings and efficiencies on installation, maintenance and operations.

Our relatively small footprint also provides our Biogold Fuels Diesel production units with advantages when it is used in building or retrofitting a plant. As a result, we anticipate that less capital and less time are required to build a plant and install a Biogold Fuels Diesel System. We also expect that it will require less time to obtain required permits for plants that use our systems and that there will be greater options for site procurement of additional plants.

Our technology partners have constructed two pilot units and demonstrated the commercial potential of the technology. We currently plan to construct our first Biogold Fuels Diesel Plant in Orange County, New York. If we are successful in bringing our first plant on line, we will have an aggregate nameplate capacity to produce approximately 5 million gallons per year of synthetic diesel per year by the end of 2008. If we achieve these levels of production, then we are likely to seek to build, install and operate additional production units at additional locations within the U.S. and elsewhere in the World. We anticipate that completion of these projects will demonstrate that we can build production plants in less time and at lower costs, operate these plants with greater cost efficiencies and produce greater yields than conventional biodiesel plants. We also believe that Biogold Fuels production units will be less toxic to the environment and safer to operate. We plan to directly market and distribute the Biogold Fuels diesel that we produce to diesel blenders and other distributors of diesel products which through our own team we plan to recruit and develop with proceeds of this Offering.

Material Contracts

Gemini license agreement

On February 20, 2007, one of our predecessor companies entered into a license agreement with Gemini Environment Corporation (“Gemini”) pursuant to which Gemini licensed us its MSW Autoclave Technology (the “MSW Technology License”). The MSW Technology License provides us with a non-exclusive license in the throughout the world to use the MSW Technology to produce fuels, except in the states of Louisiana and Kentucky. The terms of the MSW Technology License, among other things: (i) runs for a term of 25 years; (ii) obligates us to pay to Gemini 3.0% of our revenues; and (iii) obligates us to allow having the right, but not the obligation, to manufacture all vessels. In addition, the MSW Technology License requires us to meet certain commercial milestones to maintain the license. Under the terms of the license, we must (i) spend at least One Million Dollars ($1,000,000) toward the commencement of development of a project within eighteen (18) months of February 20, 2007; (ii) spend an additional Two Million Dollars ($2,000,000.00) prior to the third (3rd) anniversary of the Effective Date, and (iii) take, on or before the 3rd anniversary of February 20, 2007, other significant actions to effectuate the commencement of Commercial Operation of the Project, such as obtaining significant written contracts for the sale of fuels, obtaining Project site control, and obtaining contracts for the supply of Biomass. A copy of the Gemini MSW Technology License is attached to this filing as Exhibit 10.1.

The Diesel Industry

Diesel fuel is the motor fuel that is used in a compression-ignition engine that causes fuel to combust not by igniting the fuel with a spark, but by injecting the fuel into a highly pressurized combustion chamber. There are three principal types of diesel fuel—petro diesel, biodiesel and synthetic diesel. Petro diesel is made from petroleum feedstock and comprises substantially all of the diesel fuel sold in the United States and elsewhere. Diesel fuel made from renewable feedstocks such as vegetable oils and animal fat is called biodiesel. Diesel made from other renewable organic feedstocks is called synthetic diesel. To be sold and distributed as biodiesel or synthetic diesel, the fuel must meet governmental standards, such as ASTM D6751-06a in the United States and EN14214:2003 in the European Union.

Petrodiesel currently comprises about 99% of the diesel transportation fuel market. According to the Energy Information Association (“EIA”) of the U.S. Department of Energy (“DOE”), on-highway petro diesel consumption in 2005 was approximately 39 billion gallons in the United States, or 22% of all ground transportation fuel currently consumed, and 228 billion gallons globally. Total United States diesel sales in 2005 were $93 billion, nearly double the 2000 level. We believe that on-highway consumption of diesel is growing at over 3% annually,1 and that use of diesel will increase as a percentage of total on-highway ground transportation in the United States for several reasons, including:

•	After compliance with new low-sulfur requirements, diesel will become less toxic;

•	Diesel is more fuel efficient than gasoline;

•	Use of diesel engines in larger numbers of commercially successful automobiles; and

•	Clean diesel light vehicles provide government owned fleets with an option for increasing vehicle efficiency.

Sales of “clean diesel” vehicles are projected to increase from 43,000 units in 2004 to over 750,000 in 2015,2 driving increased diesel fuel sales for those vehicles.

Despite these trends that indicate increased demand for diesel, the price of petrodiesel fuel closely tracks the cost of petroleum crude oil. Significantly since 2002, worldwide demand for petroleum-based products has been growing faster than supply.

Beginning on June 1, 2006, new federal laws went into effects that are likely to significantly affect the market for petrodiesel. These laws limit the amount of sulfur content allowed in diesel fuel, reducing the portion of sulfur allowed in diesel fuel for on-highway use by more than 95%. As a result, ultra low sulfur diesel (“ULSD”) may result in price increases to users of the fuel. Low sulfur diesel imports currently approximate 2 billion gallons per year and are growing.3

1 U.S. Department of Energy’s Energy Information Administration based on U.S. diesel quantity sales from 1999-2004, the last year in which it reported these data.

2 2005 Ricardo diesel report.

Biodiesel and synthetic diesel can run in any vehicle that can run on petrodiesel with few or no modifications. According to the National Biodiesel Board, biodiesel is available nationwide. It can be purchased in the U.S. directly from biodiesel producers and marketers, from more than 1,259 biodiesel distributors, or at 1,016 retail pumping stations.4

Projected Demand for Non-Petro Diesel

Market demand for non-petro diesel has grown significantly based principally on the advantages over petrodiesel. Those advantages include:

•	It is made from renewable resources.

•	It can be produced by conversion of MSW waste that would otherwise end up on a landfill or be incinerated.

•	When burned, results in a substantial reduction of unburned hydrocarbons, carbon monoxide and particulate matter.

•	Is biodegradable, nontoxic and not considered a hazardous material when spilled.

•	Produces fewer hazardous emissions and unburned hydrocarbons than when petrodiesel is burned (with the possible exception of nitrous oxide).

•	Is essentially free of sulfur and aromatics.

•	The overall ozone (smog) forming potential of the hydrocarbon exhaust emissions is nearly 50% less than that for petrodiesel fuel.

•
Is registered as a fuel and fuel additive with the EPA and meets clean diesel standards established by the California Air Resources Board. B100 has been designated as an alternative fuel by the DOE and the U.S. Department of Transportation (“DOT”).

•	Is safer to manufacture and handle.

•
Because of its greater lubricity, is used as a premium additive to petrodiesel to improve engine performance and durability, to reduce wear on engines and to extend their life. The addition of as little as 1% will significantly increase the reduced lubricity of ULSD fuel.

•	Can be made from domestic feedstock; reducing the $250 billion the United States pays other countries each year for crude oil.

•
Primarily as a result of higher petroleum crude oil prices, increased petrodiesel refining costs, increased agricultural productivity, improvements in processing technology and government subsidies, it has recently become less expensive to produce than petrodiesel.

•	Public policy, both as enacted into law and as enunciated by governmental agencies in the United States and elsewhere, favors the production and use of fuel.

Based on these advantages, we believe that demand for non-petro fuels will continue to grow at accelerated rates both in the United States and internationally over the next several years and that will account for as much as 4% of all the diesel fuel produced in the U.S. and globally by 2010. Non-petro diesel was less than 1% of the approximately 39 billion gallons of on-highway diesel fuel consumed in the United States in 2005. We expect that governmental incentives and requirements will be a principal driver of the forecasted increase in demand.

3 Department of Energy’s Energy Information Administration.

4 National Biodiesel Board website on November 1, 2006.

One of the key biodiesel production legislative incentives in the United States is the Biodiesel Tax Credit of $1.00 per gallon of biodiesel blended with petrodiesel that is part of the Energy Policy Act of 1992 (“EPA act 1992”) and extended to 2008 in the Energy Policy Act of 2005 (“EPA act 2005”). Although this tax credit is due to expire in 2008, there is proposed legislation to extend this tax credit. (Note: Biodiesel incentives may not apply to synthetic diesel.)

Another key element of non-petro diesel that supports this increase in estimated growth is its broad functionality. It can be blended with petrodiesel in any ratio. In fact, blends of only 1% are often used to improve the lubricity of petrodiesel fuel by as much as 65%, and blends of 99.9% are often blended to reap the benefits of “pure” biodiesel while still receiving the maximum tax incentives of “blending” biodiesel with petrodiesel. Since non-petro diesel can be blended with petrodiesel in any ratio, the potential market size is the $93 billion (39 billion gallons) of on-highway petrodiesel fuel consumed each year in the United States and several times that amount worldwide.

The rising demand for non-petro diesel may also reflect or track the increasing amounts that are forecasted to be produced through 2010. Although the existence of production capacity does not necessarily result in increased demand, we believe that increased availability as an alternative fuel will result in wider voluntary consumer adoption and increased production of diesel vehicles capable of burning blends as well as vehicles that will burn mixes in which non-petro diesel predominates.

Projected Biodiesel Supply

The production of non-petro fuels is still in its infancy, but its production in the United States is expected to grow substantially and reduce dependency on petrodiesel. In 2010, United States production is expected to be 1.8 billion gallons per year, and global production is expected to be 5.5 billion gallons per year. Currently, approximately 105 biodiesel plants, concentrated in the Midwest, are in operation in the United States. These plants have a total of 864 million gallons per year in existing capacity and 9.3 million gallons per year in average capacity. The existing United States biodiesel production capacity of 864 million gallons per year is only 2.2% of the total diesel fuel consumed in the United States in 2005 (39 billion gallons). In addition, according to the National Biodiesel Board, 77 new biodiesel plants with 1.7 billion gallons per year in additional aggregate capacity and an average capacity of 25 million gallons per year currently are under construction.

Economics with Respect to Petrodiesel

The EIA reported that in August 2006 the average refinery gate price for a gallon of petrodiesel fuel produced by the petroleum industry as a whole in the U.S. was $2.32, comprised of $1.64 in crude oil costs and $0.68 in refinery processing costs and profit.5 Assuming crude oil prices of $60 per barrel, we estimate that the refinery gate price for a gallon of petrodiesel would be $2.11.6 To be comparable to biodiesel, additional costs of roughly 5¢ per gallon would be incurred for desulphurization and added lubricity, bringing the refinery gate price per gallon for petrodiesel comparable to biodiesel to be $2.16, excluding the impact of all biodiesel incentives.

5 The EIA’s monthly report of diesel fuel cost components history, “What We Pay for a Gallon of Diesel Fuel,” at
http://tonto.eia.doe.gov/oog/info/gdu/dieselpump.html.

6 There are 42 gallons in a barrel of crude oil. The EIA’s report that the crude oil cost component of $1.64 per gallon in August 2006 (http://tonto.eia.doe.gov/oog/info/gdu/dieselpump.html) is based on crude oil prices of $68.88 per barrel ($1.64 per gallon x 42 gallons per barrel). $60 per barrel for crude oil equates to a per-gallon cost of $1.43 ($60 per barrel / 42 gallons per barrel). When the EIA’s refining margin estimate of $0.68 per gallon is added, the total refinery gate price of petro diesel is $2.11 ($1.43 + $0.68).

According to the Energy Management Institute’s Alternative Fuels Index, the average wholesale price of B100 biodiesel across 52 major metropolitan areas in the United States over the nine-month period from June 2006 to February 2007 ranged between $2.87 and $3.39 per gallon, while the average wholesale price of petrodiesel ranged between $1.77 and $2.50 per gallon in those same regions over the same time frame (excluding all taxes). Biodiesel sells for a premium to petrodiesel for several reasons:

•	B100 biodiesel is sold to fuel blenders, who are entitled to a $1.00[7] tax credit for each gallon of biodiesel blended with petrodiesel;

•	As noted below under “Governmental Legislation,” purchases of biodiesel are subject to legislative usage mandates; and

•	Biodiesel serves end-users’ desires or requirements to use biodiesel because of lower toxicity, higher lubricity, absence of sulfur and other environmental and operational benefits.

Only recently have crude petroleum prices and petrodiesel refining margins increased to such an extent that, after giving effect to incentives for biodiesel blenders, it has become less costly to produce biodiesel than petrodiesel. In May of 2002, the EIA began to report monthly on the cost components that make up the retail price of petrodiesel. These cost components include: refiners’ cost plus profit, distribution & marketing, taxes, and crude oil. For May 2002, the EIA reported the refining cost component to be $0.07 per gallon. For August 2006, the EIA reported the refining cost component to be $0.68 per gallon, with steadily increasing values in between. A leading cause for this increase in refining costs relates to reduction of over 95% in sulfur content as mandated by law and described below under “Governmental Legislation.” Moreover, since sulfur is an important contributor to petrodiesel’s lubricity, some refiners must employ other means to increase the fuel’s lubricity so as to not damage diesel engines. Most petroleum refiners use costly additives to accomplish this, adding further to the ultimate cost of the fuel.

The Non-Petro Diesel Production Process

Non-petro diesel can be made from organic sources, such as:

•	Cellulosic biomass derived from municipal solid waste;

•	Refined virgin vegetable oils;

•	Refined animal fats; and

•	Used cooking oils and trap grease.

For conventional producers of biodiesel, feedstock choice is typically determined primarily by the price and availability of each feedstock and the capability of the producer’s facility. In the U.S. the majority of biodiesel historically has been made from domestically produced soybean oil purchased by the biodiesel producer. Recently, many biodiesel producers in the U.S. have begun to purchase palm oil imported from Malaysia and Indonesia due to price, availability and expected supply elasticity. However, due to the Bio Gold’s technological breakthroughs, we have a distinct economic advantage over many of our competitors because we receive a revenue stream from the providers of the feedstock we utilize, MSW. This gives us not only a cost advantage over our rivals but also an additional source of revenues.

7 The $1.00 per gallon credit applies to biodiesel produced from virgin vegetable oil feed stocks that is blended with petro diesel. Companies that blend biodiesel produced from waste vegetable oil feed stocks, such as so-called yellow grease or brown grease, are entitled to a $0.50 credit per gallon of biodiesel blended with petro diesel.

Our Business Plan

Our business strategy is to exploit our proprietary Bio Gold Diesel production technology enabling a fast track to market and a low-cost position establishing us as a leading developer of non-petro diesel processing technology and a leading diesel fuel producer. We plan to do so by generating revenues from diversified sources. Our business model is to own and operate Bio Gold diesel production plants in the United States that are equipped with our Bio Gold Process and are located at bulk liquids handling facilities near developed port facilities. In the near term, as feedstock or diesel prices change or as the demand for non-petro diesel production technology increases, we may consider partnering with selected producers in the United States in exchange for additional processing capacity, feedstock supply commitments or equity, in lieu of or in addition to building additional plants as soon as we currently plan.

We believe that it is important for us to have a Bio Gold Diesel Unit installed in the field producing Bio Gold Diesel to prove its merit as a commercial diesel production unit. If our field units are successful, we then may be able to secure bank project financing and insurance for our diesel production plants in the U.S. and work with partners on future projects.

We anticipate that we will execute our business strategy with the following actions:

•	Construct and operate our first Bio Gold Diesel Units in the field, producing ASTM quality biodiesel;

•	Hire additional construction project management, manufacturing, production plant operations, sales, marketing and business development personnel; and

•	Begin construction of additional owned production plants equipped with Bio Gold Diesel Processing Units.

We are currently planning to develop our first Bio Gold production plant, which will employ our Bio Gold technologies. We believe that we will be able to build our production plants in less time and for significantly less cost than conventional plants. We expect that our plants will have lower operational and production costs, provide greater production yields, emit less toxicity to the environment and be safer to operate.

The anticipated aggregate nameplate capacity of our first plant is 5.4 million gallon per year, and the anticipated average production of that plant is 5.4 million gallons per year. Further, we anticipate that our first plant may go on line as early as 2008.

To be brought on line, each plant must proceed through the following initial stages of development, among others:

•	Identification of specific sites and parcels;
•	Receipt of initial proposals from liquids handling partners at each of the plant site locations, negotiations for tolling fees and for the use of terminal infrastructures;
•	Construction of Bio Gold MSW processing vessels and Bio Gold CDP Processing Units;
•	Identification of diesel blenders with facilities in proximity to the sites;
•	Negotiations with onshore and offshore waste haulers, landfills and other waste feedstock providers; and
•	Data collection for the permitting process.

We are negotiating agreements for a range of services required for the transport of materials to and from our facilities with established bulk liquids handling terminal operators for the plant in Arkansas.

We believe that our business model is structured to provide superior returns to our investors. In the U.S. market in 2005, tipping fees paid by waste haulers to dispose of municipal solid waste at landfills ranged from $19 to $150 per ton. Assuming a conservative MSW tipping fee of $35 per ton, and a wholesale diesel price of $2.20, a financial model for one of our typical 5.4 million gallon per year plants, operating at 95% capacity, we believe will deliver the following economics per plant on an annualized basis: These economics exclude economic benefits from any applicable government incentives.

Gross Revenue:	$14,999,436

Operating Expenses:	($8,197,020)

Operating Profit:	$6,802,416

Additional opportunities for revenues/cost savings

In addition to revenues generated from tipping fees from waste haulers and from the sales of our diesel fuel, we believe that several additional opportunities to generate revenue and/or find significant cost reductions naturally exist with our process and the by-products it creates. Some examples of these opportunities are as follows:

Energy Sources:

All residual energy has not been used, including waste heat, in projecting the proposed first stage Bio Gold Processing facility at Helena.

Fuel Pellets/Cubes:

Excess organics could be converted into fuel pellets or cubes for external sales. Our initial assessment is that these fuel pellets could have a fuel value of approximately 8,000 to 10,000 BTU’s per pound.

Advantageously, the Bio Gold autoclaving is able to segregate the highest BTU fractions in MSW, the plastics and textiles and other high BTU fraction materials. By virtue of our location in Helena, Arkansas, we have the flexibility to seek customers located on or near accessible waterways, rail or highways.

There is also the potential for working with customers interested in setting up their own solid fueled co-generation systems. Often the savings from such onsite power generation is so favorable that these customers can afford to also pay their local utility ongoing fees to provide the customer with the security of back up power.

Our Proprietary Bio Gold Diesel Production Technology

The Municipal Solid Waste Processing System

The two fundamental technological breakthroughs at the heart of Bio Gold’s proprietary processes are (1) an ‘autoclave method’ for separating municipal solid waste into cellulosic biomass and other commodities and (2) a system for converting cellulosic biomass and other organics into synthetic diesel fuel, known as the Catalytic Depolymerization Process (“CDP”). The first step of our proprietary system, Bio Gold’s MSW “front-end” separation system, processes the municipal solid waste and separates it into organic fractions. Upon completion of the autoclave cycle, all materials are discharged automatically onto a conveyor and then into a rotary trommel that allows the cellulose, in significantly reduced particle size, to drop through onto a separate conveyor that transports it to the CDP area. The ‘overs’ material goes to a separate conveyor from which the ferrous and non ferrous metals and recyclable plastics are separated; the remaining organics are shredded as additional CDP feedstock.

The BIO GOLD CDP Process

We have designed our Bio Gold CDP Process to be the center of our Bio Gold Process. The Bio Gold CDP Process, the second step in our proprietary process, is the component of the Bio Gold Production Unit in which the catalytic depolymerization occurs.

Dr. Christian Koch invented CDP during his tenure at KWU, a Siemens energy utility in Germany. The CDP “back-end” processing system consists of an internal reaction chamber where organic material is depolymerized (or broken down into constituent parts); there are additional peripheral components and diesel storage. Bio Gold’s organic feedstock is mixed with a proprietary catalyst inside the primary reaction chamber in a low temperature (290 - 350°C) and virtually pressure-free (about 0.1 bar below ambient pressure) environment. The catalytic reaction produces synthetic diesel, water, and nominal quantities of waste salts. We believe that the CDP waste-to-fuel conversion process occurs at rates not previously achievable by alternative waste-to-fuel technologies.

In tests to date, our Bio Gold CDP Process has accelerated the speed of chemical reaction versus natural processes by several orders of magnitude and significantly improved yields. It has also enabled a control and quality of the chemical process in real time and dramatically decreased the time required for manufacturing scale-up. With a footprint of less than 2500 square feet per module, our 5.4 million gallon per year Bio Gold CDP Unit is relatively compact, allowing for additional cost savings and efficiencies on installation, maintenance and operations.

Bio Gold Diesel Process

This relatively small footprint provides our Bio Gold Units with advantages when it is used in building or retrofitting a plant. As a result, we anticipate that less capital and less time are required to build a plant and to install a Bio Gold CDP Unit. We also expect that it will require less time to obtain required permits for plants that use our systems and that these will be greater options for the site placement of these plants.

The Bio Gold Process

The Bio Gold Process is a complete, pipe-to-pipe diesel production unit that includes all of the components necessary to take municipal solid waste feedstock in on one end and deliver ASTM quality diesel out of the other end. We have designed each Bio Gold Fuel Production Unit with the capacity to produce from 4 million gallons and up to 20 million gallons of synthetic diesel per year.

Based on the favorable advantages of our Bio Gold System, we believe that our Bio Gold Process Unit offers technical and operational advantages, including the following:

•	Molecular depolymerization at low temperatures and virtually pressure-free operation (less than 0.1 bar);

•	Hydrocarbon conversion rate not previously achievable of more than 80% without dangerous levels of residual by-products;

•	Decontamination of dangerous residual by-products (halogens and volatile organic compounds ( VOCs ) etc.) in a liquefied process that yields nominal amounts of salts;

•	Dramatically improved diesel conversion rates;

•	MSW as a feedstock allowing landfill reduction/reclamation simultaneously;

•	Energy self-sufficiency;

•	Highest quality fuel;

•	Modular/de-centralized units; and

•	Additional electricity and heat production.

Among other advantages, we believe that our process is differentiated from other waste-to-fuel technologies in two primary ways:

(1) The range of feedstock it can process; and

(2) The elimination of harmful by-products.

Our technology is able to process heterogeneous waste streams, such as municipal solid waste (MSW), containing paper, plastics, organics, as well as other waste streams including organic aqueous wastes, and industrial/commercial wastes.

In contrast to competing technologies such as incineration, thermal depolymerization, and pyrolysis, the CDP process creates relatively no by-products such as CO2, dioxins, furans, and other hazardous substances because of the use of relatively low process temperature and pressure. Moreover, CDP also successfully decontaminates hazardous feedstock (e.g., halogenated wastes) yielding nominal volumes of inert waste salts.

The synthetic Bio Gold output from CDP is a very clean diesel fuel that meets new government standards. Testing shows that the Bio Gold Diesel contains less than 15 ppm of sulfur and therefore meets EPA on-road diesel specifications. With a minimum cetane value of 568, our diesel has a higher cetane rating that current “premium” diesel found at the pump, and because most diesel engines run without major modifications on cetane numbers above 40, diesel engines currently on the road and manufactured by all major automobile companies do not need major modifications in order to use our Bio Gold diesel fuel. In addition, independent third party analysts have conducted over 30 separate tests logging a combined 10 million miles using diesel and revealed no adverse effects to engine wear or performance.

Governmental Regulation

To be distributed as biodiesel or synthetic diesel, the fuel must meet governmental standards, such as ASTM D6751-06a in the United States and EN14214:2003 in the European Union.

Agencies of the United States government, including the DOE, the EPA, the Internal Revenue Service (the “IRS”), the Department of Agriculture (“USDA”) and more than half of the states and over 15 foreign countries offer incentives or have mandates for the use of non-petro diesel, or both. There are other governmental incentives that do not directly reduce the net cost of producing or blending biodiesel, but that drive the demand for the fuel. For example, the IRS offers tax credits for investment in qualifying refueling property, the EPA will pay 50-100% of the cost for schools to upgrade and/or replace their buses and programs administered by the DOE indirectly require government fleet operators to purchase substantial amounts of biodiesel.

The principal federal incentives that we believe will have the greatest positive effect on our business are the following:

EPA Act 1992

The Energy Policy Act of 1992, or EPA Act 1992, requires government fleet operators to use a certain percentage of alternatively fueled vehicles (“AFVs”). EPA Act 1992 established a goal of replacing 10% of motor fuels with non-petroleum alternatives by 2000, increasing to 30% by the year 2010. Currently, 75% of all federal vehicles purchased are required to have alternative fuel capability to set an example for the private automotive and fuel industries.

Under the Energy Conservation Reauthorization Act of 1998 (which amended Title III of EPA Act 1992), vehicle fleets that are required to purchase AFVs can generate credit toward this requirement by purchasing and using biodiesel in a conventional vehicle. Since there are few cost-effective options for purchasing heavy-duty AFVs, federal and state fleet providers can meet up to 50% of their heavy-duty AFV purchase requirements with biodiesel fuel.

8 A cetane value represents that ignition value of the fuel and a higher value tends to improve the vehicle performance. Most electronic diesel engines require a cetane value of 40 or higher. In North America, diesel at the pump can be found in two cetane number ranges: 40-46 for regular diesel, and 45-50 for premium. Fuels with a higher cetane number which have shorter ignition delays provide more time for the fuel combustion process to be completed.

The biodiesel fuel use credit allows fleets to purchase and use 450 gallons of biodiesel in vehicles in excess of 8,500 pounds gross vehicle weight instead of AFVs. Fleets must purchase and use the equivalent of 450 gallons of pure biodiesel in a minimum of a 20% blend to earn one AFV credit. Covered fleets earn one vehicle credit for every light-duty vehicle (“LDV”) AFV they acquire annually beyond their base vehicle acquisition requirements. Credits can be banked or sold. Compliance with the requirements under EPA act 1992 is a principal reason underlying the position of the U.S. Department of Defense as the largest domestic purchaser of biodiesel.

EPA Act 2005

Congress enacted the Energy Policy Act of 2005 or EPA act 2005, in August 2005 and included a number of provisions intended to spur the production and use of biodiesel. In particular, EPA act 2005’s provisions include biodiesel as part of the applicable volume in the renewable fuels standard (the “RFS”), although the EPA is directed to determine the share allocated to biodiesel and other details through its rulemaking process. EPA act 2005 also extended the biodiesel tax credit to 2008 and included a new tax credit for renewable diesel.

The RFS requires a specific amount of renewable fuel to be used each year in the nationwide gasoline and diesel pool. The volume increases each year, from 4 billion gallons per year in 2006 to 7.5 billion gallons per year in 2020.

EPA act 2005 required the EPA, beginning in 2006, to publish by November 30 of each year, “renewable fuel obligations” that will be applicable to refineries, blenders and importers in the contiguous 48 states. There must be no geographic restrictions on where renewable fuel may be used or per-gallon obligations for the use of renewable fuel. The renewable fuel obligations are required to be expressed in terms of a volume percentage of gasoline sold or introduced into commerce and consist of a single applicable percentage that will apply to all categories of refineries, blenders and importers. The renewable fuel obligations are to be based on estimates that the EIA provides to the EPA on the volumes of gasoline it expects will be sold or introduced into commerce.

In terms of implementing the RFS for the year 2006, the EPA released a rule determining that the RFS target for 2006, 4.0 billion gallons of renewable fuel in the gasoline and diesel pool, was to be met given the current expectations of production of both ethanol and biodiesel for that year. If the EPA had determined the 2006 target was not being met, refiners, blenders and importers would be obligated to make up the shortfall in the year 2007. The EPA is expected to release the final rule to implement the RFS by the end of 2007.

The Biodiesel Tax Credit

In October 2004, Congress passed a biodiesel tax incentive, structured as a federal excise tax credit, as part of the American Jobs Creation Act of 2004 (the “JOBS Act”). The credit amounts to a penny for each percentage point of vegetable oil biodiesel that is blended with petroleum diesel and one-half penny per percentage point for recycled oils and other non-agricultural biodiesel.

The tax incentive generally is taken by petroleum distributors and substantially passed on to the consumer. It is designed to lower the cost of biodiesel to consumers in both taxable and tax-exempt markets. The tax credit under the JOBS Act was scheduled to expire at the end of 2006, but was extended in EPA act 2005 to the end of 2008. There are proposals pending in Congress to extend the tax credit to the end of the decade and beyond. (Note: Synthetic diesel may not qualify for these incentives and credits.)

Other Incentive Programs Offered at the Federal and State Levels

The federal government offers other programs as summarized in the table below:

Federal Agency that Administers/Oversees	Type of Incentive	Who Receives Incentive	Commonly Known As	Summary
IRS	income tax credit	infrastructure providers	Alternative Fuel Infrastructure Credit	Provides a tax credit in an amount equal to 30% of the cost of any qualified non-residential AFV refueling property placed into service in the United States, subject to limits.
EPA	grant program	school districts	Clean School Bus Program
Clean School Bus USA reduces operating costs and children’s exposure to harmful diesel exhaust by limiting bus idling, implementing pollution reduction technology, improving route logistics and switching to biodiesel. The Energy Bill of 2005 utilizes this EPA program to grant up to a 50% cost share (depending on the age and emissions of original bus) to replace school buses with buses that operate on alternative fuels or low-sulfur diesel, or up to 100% for retrofit projects.

USDA	grant program	agricultural producers & small businesses	Renewable Energy Systems and Energy Efficiency Improvements Grant
In fiscal year 2005, USDA’s Office of Rural Development made available $22.8 million in competitive grant funds and guaranteed loans for the purchase of renewable energy systems and energy improvements for agricultural producers and small rural businesses. Eligible projects include biofuels, hydrogen, and energy efficiency improvements, as well as solar, geothermal, and wind.

Source: Compiled by the IFQC Biofuels Center, 2005.

Many states are following the federal government’s lead and are offering similar programs and incentives to spur biodiesel production and use. For example, Illinois and Minnesota have mandated the use of B2 in all diesel fuel sold in their respective states subject to certain conditions that include sufficient annual production capacity (defined as at least 8 million gallons). The mandate took effect in Minnesota in September 2005 and in Illinois in July 2006.

Approximately 31 states provide either user or producer incentives for biodiesel. Several provide both types of incentives. A handful of states, currently approximately nine, provide incentives to biodiesel producers to build facilities in their states, typically offering tax credits, grants and other financial incentives. Two states provide fuel rebate programs, and two provide revolving funds for fleet biodiesel purchases.

International Biodiesel Developments and Public Policy Initiatives

Various non-European countries have also instituted public policy initiatives to encourage biodiesel production and use, and have done so generally through a combination of fiscal incentives and mandates or voluntary targets, including Argentina, Australia, Brazil, Canada, Indonesia, Malaysia and New Zealand.

The following eight European countries have duty exemptions and, in most cases, mandates to incentivize and require the use of biodiesel: Austria, France, Germany, Italy, the Netherlands, Spain, Sweden and the United Kingdom. These countries account for more than 80% of the EU25’s potential biodiesel market.

Environmental Laws

In executing our business plan, the Company intends to comply with all applicable environmental laws relating to the building and operation of its production facilities.

Sales and Marketing

To date, we have conducted all of our business development and sales efforts through our officers and executives who are active in other roles. We intend to build dedicated sales, marketing, and business development teams, which will develop and execute their respective strategies.

Research and Development

The technologies that we have licensed or otherwise have rights to have been under development for more than 10 years and development costs of more than approximately $10,000,000 have been incurred. When we generate substantial amounts of revenue, we will expand both the capabilities and capacity of our BIO GOLD Process to maintain and expand our technology leadership.

Engineering and Manufacturing

We currently anticipate outsourcing the development of our facilities and the manufacture of our Bio Gold Process Units to contract engineering firms and contract manufacturing firms.

Licensing and Intellectual Property Protection

We rely on and will use a combination of patent, copyright, and trade secret laws and know-how to establish and protect our proprietary technologies and products. Our success depends in part on our ability and the ability of our technology partners to obtain patent protection for our products and processes, to preserve our copyrights and trade secrets, to operate without infringing the proprietary rights of third parties and to acquire licenses related to enabling technology or products used with our Bio Gold technologies.

Our Bio Gold Process as applied to the production of synthetic fuels is the subject of an application for a patent in the U.S., and is also protected by issued international patents in multiple jurisdictions.

Competition

Since our business model calls for us to be both a provider of diesel production technology to other companies and also to own and operate our own diesel production plants, we compete broadly with companies that provide diesel production solutions and companies that produce diesel fuel.

We face competition from companies that are developing products similar to those we are developing. The petroleum/fossil fuels industry has spawned a large number of efforts to create technologies to help reduce or eliminate harmful emissions from burning fuels and fuels that utilize non-petroleum feedstock. Fully integrated major oil/chemical companies have substantially greater access to resources needed to successfully enter the emerging alternative fuels market. These companies have significantly greater financial, managerial, marketing, distribution and other infrastructure resources than the Company.

Based on the favorable advantages of our Bio Gold technologies, we believe that our Bio Gold Process offers technical and operational advantages, including the following:

•	Molecular depolymerization at low temperatures and virtually pressure-free (less than 0.1 bar);

•	Hydrocarbon conversion rate not previously achievable of more than 80%, without the same magnitude of dangerous residual by-products;

•	Decontamination of dangerous residual by-products (halogens, etc.) in a liquefied process that yields nominal amounts of salt;

•	Dramatically reduced diesel processing residence times;

•	MSW as a feedstock allows landfill reduction/reclamation simultaneously;

•	Energy self-sufficient;

•	Highest quality fuel;

•	Modular/De-centralized units; and

•	Additional electricity and heat production.

Recent Developments

The Merger

Bio Gold Fuels took its current form on April 20, 2007, when it consummated the acquisition of Full Circle Industries, Inc. (“FCI”) (the “Merger”). FCI survived as a wholly-owned subsidiary of BGF. BGF issued 26,442,123 shares of its common stock (equal to 50% of its outstanding capital stock) in exchange for the issued and outstanding shares of capital stock of FCI. BGF’s stockholders, after the Merger retained 50% of the shares of capital stock of BGF on an issued and outstanding basis.

Employees

As of October 25, 2007, we had 2 full-time employees. None of our employees is represented by a labor union, and we consider our employee relations to be good. We believe that our future success will depend in part on our continued ability to attract, hire and retain qualified personnel.

Legal Proceedings

From time to time we may be named in claims arising in the ordinary course of business. Currently, no legal proceedings, government actions, administrative actions, investigations or claims are pending against us or involve us that, in the opinion of our management, could reasonably be expected to have a material adverse effect on our business and financial condition.

Description of Property

Our executive offices are located at 1800 Century Park East, Suite 600, Los Angeles, CA 90067 and our phone number is 310-556-0025. Our executive offices total approximately 1,000 square feet which are sub-leased for $400 per month.

PATENTS AND PROPRIETARY RIGHTS

Biogold Fuels’s success depends in part on its ability to:

- Obtain patents;

- Protect trade secrets;

- Operate without infringing the proprietary rights of others; and

- Prevent others from infringing on its proprietary rights.

In addition to filing its own patents, Biogold Fuels will obtain licenses to patents and patent applications and other proprietary rights from others.

Biogold Fuels’s commercial success depends significantly on its ability to operate without infringing the patents and other proprietary rights of third parties. The Company cannot assure you that its technologies do not and will not infringe the patents or violate other proprietary rights of third parties. In the event any of the Company’s technologies are found to infringe or violate the intellectual property rights of others, the Company may be prevented from pursuing research, development or commercialization of its products.

There has been extensive litigation regarding patents and other intellectual property rights in the renewable fuels and energy industries. The defense and prosecution of intellectual property suits and related legal and administrative proceedings in the United States and abroad involve complex legal and factual questions. These proceedings are costly and time-consuming to pursue and their outcome is uncertain. Litigation may be necessary to enforce patents issued to or licensed by the Company, to protect trade secrets or know-how owned or licensed by it and to determine the enforceability, scope and validity of the proprietary rights of others.

The Company will incur substantial expense and be forced to divert significant effort and resources of its technical and management personnel in the event it must prosecute or defend any litigation or other administrative proceeding. If an adverse determination were made, the Company could incur significant liabilities to third parties or be required to seek licenses which may not be available from third parties or may be prevented from selling its products in certain markets, if at all. Although patent and intellectual property disputes are often settled through licensing or similar arrangements, costs associated with these arrangements may be substantial and could include ongoing royalties. Furthermore, the Company cannot assure you that the necessary licenses would be available to it on satisfactory terms, if at all.

In addition to patents, the Company relies on trade secrets and proprietary know-how, which it seeks to protect, in part, through confidentiality agreements with some of its employees. The Company cannot assure you that these confidentiality or proprietary information agreements will meaningfully protect its technology or provide it with adequate remedies in the event of unauthorized use or disclosure of this information. Nor can the Company assure you that the parties to these agreements will not breach these agreements or that its trade secrets will not otherwise become known to or be independently developed by competitors.

RISK FACTORS

You should consider carefully the following Risk Factors and all other information set forth in this Report before making an investment in the Company. Investing in Biogold Fuels involves a high degree of risk. Any of the following risks could materially harm Biogold Fuels’ business and could result in a complete loss of your investment.

RISKS RELATED TO OUR BUSINESS

We need additional financing to execute our business plan. In order to implement our current business plan, we must raise additional capital of more than $15,000,000. Our current assets and resources are not adequate to finance the estimated costs of operations beyond 2008. Further, unless we additional capital,, our business plan of our building and operating a biomass to synthetic diesel fuel facility will be hindered or delayed until additional financing is obtained.

Further financing cannot be guaranteed. Biogold Fuels will need to raise additional capital in order to meet its business plan, and the required additional financing may not be available on terms acceptable to Biogold Fuels, or at all. There can be no assurances that Biogold Fuels' anticipated future financings will occur, or that such financings will be available on acceptable terms. No one should rely on the prospect of future financings in evaluating Biogold Fuels.

We are an early stage company with limited revenues to date. We are still in the early stages of development. We are subject to the entire risks attendant to any early stage company. We are a renewable fuels company focused on the development and commercialization of various types of renewable energy, both liquid and gas and other forms. We can give no assurance that our plans and our strategies to position ourselves for long-term growth by leveraging our proprietary licensed technologies in the development and construction of a biomass to synthetic diesel fuel facility, can or will be successful, or that we will be able to attain significant sales or achieve or maintain, profitability. There can be no assurance that we can be or will be profitable in the immediate future.

It is impossible to predict the future results of operations, and we expect some fluctuations in operations. As a result of the emerging nature of the markets in which we compete, we are unable to accurately estimate, or guaranty our future profitability.

It is important that we meet the timelines in our development and marketing schedules. Being able to meet the timelines in our construction, development and marketing schedule is important to our success because while we have proprietary and patented intellectual property (with our licenses), and proprietary process configurations; we believe that “early to market” is critical to our success. Any significant delay in achieving the construction, development and marketing timeline(s) could have a material adverse effect on our business, operations and financial condition.

We depend on a ‘feedstock’ of Municipal Solid Waste (“MSW”) products. Our focus is implementing conversion technologies and methodologies to convert Municipal Solid Wastes (and other potential wastes including waste oils, waste plastics, waste wood, automobile shredder residue (ASR) and agricultural wastes), into fuel grade diesel. Failure to develop a substantial incoming feedstock of waste for this diesel production facility would have a material adverse effect on our business.

Our MSW processing systems and diesel conversion systems can be costly and require additional research, and development activities, which may not yield successful operations. Our future business success will depend on our ability to successfully develop construct the envisioned Biomass to Synthetic Diesel Fuel facility, and obtain necessary regulatory approvals to effectuate the same. Development of this facility and its commensurate processes requires substantial technical, financial and human resources even if the facility is not successfully completed. There are many risks and uncertainties inherent in this process. We may not be able to execute development in a timely manner and may not be able to fully fund technological implementation programs necessary to complete development. Delays or unanticipated increases in costs of development at any stage of development, or failure to solve a technical challenge, could adversely affect our operating results. In addition, there can be no assurance that any particular system will perform in the same manner when used in another location and therefore these systems may not prove to be as useful or valuable as originally thought. Substantial funding and other resources may be required to continue the development of our Biomass to Diesel Fuel facility.

We depend on relationships with our Licensors, and equipment manufacturers. Substantially all of the sales of our fuel grade diesel and tip fees are derived and dependent upon our “Licensing Agreements”, with the synthetic diesel production technology, joint venture partners and the autoclave licensor (used to preprocess the MSW). Under these relationships, our primary product is the commercial production of synthetic diesel fuel from MSW. If we are successful, a substantial portion of our net income will result from the fuel sales. Our success therefore is dependent on the quality and efforts of these joint venture partners and their technologies along with networking of fuel sales companies.

Renewable fuels production facilities are highly regulated. The research, development, manufacture, labeling, distribution, marketing and advertising of our diesel fuel product, and our ongoing research and development activities, are subject to extensive regulation by governmental regulatory authorities in the United States and other countries. Failure to comply with regulatory requirements for manufacture and marketing our products could subject us to regulatory or judicial enforcement actions, including, but not limited to, product recalls or seizures, injunctions, civil penalties, criminal prosecution, refusals to approve new products and suspensions and withdrawals of existing approvals.

The market for products and services in fuels industry is competitive and Biogold Fuels may not be able to compete successfully. The market for products and services in the alternative and renewable fuels industry is increasingly competitive. Many of our competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than Biogold Fuels, and may be able to respond more quickly than Biogold Fuels can to new or changing opportunities and customer requirements. Also, the competitors have greater name recognition and more extensive customer bases that they can leverage to gain market share. These competitors are able to undertake more extensive promotional activities, adopt more aggressive pricing policies and offer more attractive terms to purchasers than Biogold Fuels can.

We face competition from a number of renewable fuels companies. Many of those renewable fuels companies have advantages over us due to their larger customer bases, greater name recognition, long operating and product development history, greater international presence and substantially greater financial, technical, regulatory and marketing experience and resources. Competitors may succeed in developing technologies and products that are more effective than ours, which could render technologies obsolete and noncompetitive. We may be unable to continue to compete successfully with new and existing competitors without lowering prices or offering other favorable terms, or developing and/or utilizing other technologies to enhance our processes. It may be difficult for us to compete with larger companies investing greater resources in these marketing activities.

Diesel pricing pressures may reduce profitability. If pressures for diesel prices should decrease over time, particularly in the United States and Canada, there can be no assurance that the prices we can charge for our product will be as favorable as recent historical diesel product prices. In addition, in many international markets, the government controls the prices of diesel. We may be forced to lower prices to compete with other products. Lower prices and competitors’ attempts to gain market share could adversely affect our business, financial condition and results of operations.

We depend on intellectual property, which is inherent with risks of infringement. Our success is dependent on our intellectual property. We regard our system of combining the MSW processing technology and the synthetic diesel conversion technologies as unique, and proprietary, and will continue to rely on a combination of contract, patent, copyright and trademark law, trade secrets, confidentiality agreements and contractual provisions to protect our proprietary rights. The patent position of companies engaged in the conversion of waste streams to diesel fuel is new, uncertain and involves complex legal and factual questions. Issued patents can later be held invalid by the patent office issuing the patent or by a court. There can be no assurance that the patents related to our licenses will not be challenged, invalidated or circumvented or that the rights granted under these patents will provide us with a competitive advantage. In addition, many other organizations are engaged in research and development of products similar to our MSW processing technology and the synthetic diesel conversion technologies. Such organizations may currently have, or may obtain in the future, legally blocking proprietary rights, including patent rights, in one or more products or methods under development or consideration by us. These rights may prevent us from commercializing new technology, or may require us to obtain a license from the organizations to use their technology. There has been substantial litigation regarding patent and other intellectual property rights in the renewable fuels industries. Litigation could result in substantial costs and a diversion of our efforts, but may be necessary to enforce any patents issued to us, protect our trade secrets or know-how, defend against claimed infringement of the rights of others, or determine the scope and validity of the proprietary rights of others. There can be no assurance that third parties will not pursue litigation that could be costly to us. An adverse determination in any litigation could subject us to significant liabilities to third parties, require us to seek licenses from or pay royalties to third parties or prevent us from developing or selling our products, any of which could have a material adverse effect on our business.

We depend on experienced senior management and highly skilled employees, and have a need for additional personnel. Our future performance depends in significant part upon the continued service of our key officers and employees, in particular, Steve Racoosin, our President and Chief Executive Officer, and Chris Barsness, our CFO and Secretary. Our success also depends on our ability to identify, hire, train, retain and motivate highly skilled technical, financial and development managerial personnel. We intend to hire several such personnel in the future. Competition for such personnel is intense and there can be no assurance that we will successfully attract, assimilate or retain a sufficient number of qualified personnel. The failure to retain and attract the necessary technical, financial and development managerial personnel could have a material adverse impact on our business, financial condition and operations.

Biogold Fuels may engage in strategic transactions that fail to enhance stockholder value. From time to time, Biogold Fuels may consider possible strategic transactions, including the potential acquisitions or licensing of products, technologies and companies, and other alternatives with the goal of maximizing stockholder value. Biogold Fuels will continue to evaluate potential strategic transactions and alternatives that Biogold Fuels believes may enhance stockholder value. Biogold Fuels may never complete a strategic transaction(s) and in the event that Biogold Fuels does complete a strategic transaction(s), it may not be consummated on terms favorable to Biogold Fuels. Further, such transactions may impair stockholder value or otherwise adversely affect Biogold Fuels’s business. Any such transaction may require Biogold Fuels to incur non-recurring or other charges and may pose significant integration challenges and/or management and business disruptions, any of which could harm Biogold Fuels’s results of operation and business prospects.

Failure to implement new technologies. Biogold Fuels's future growth is partially tied to its ability to improve its knowledge and implementation of pharmaceutical technologies. Inability to successfully implement commercially viable pharmaceutical technologies in response to market conditions in a manner that is responsive to its customers' requirements could have a material adverse effect on Biogold Fuels.

Biogold Fuels may be exposed to litigation. Since Biogold Fuels will participate in the fuels and energy industry, Biogold Fuels may be subject to liability claims by employees, customers, end users and third parties. Biogold Fuels intends to have proper insurance in place, however, there can be no assurance that any liability insurance Biogold Fuels has or purchases will be adequate to cover claims asserted against Biogold Fuels or that Biogold Fuels will be able to maintain such insurance in the future. Biogold Fuels intends to adopt or has adopted prudent risk management programs to reduce these risks and potential liabilities; however, there can be no assurance that such programs if, and when adopted, will fully protect Biogold Fuels. Adverse rulings in any legal matters, proceedings and other matters could have a material adverse effect on Biogold Fuels.

RISK RELATED TO OUR COMMON STOCK

Our common stock is thinly traded and stockholders may not be able to liquidate their shares at all, or may only be able to liquidate their shares at a price less than our actual value. Our common stock is very thinly traded, and the price if traded may not reflect the value of the Company. Consequently, investors may not be able to liquidate their investment at all, or if they are able to liquidate it may only be at a price that does not reflect the value of the business. Even if a more active market should develop, the price may be highly volatile. Because the price for the Company’s common stock is low, many brokerage firms may not be willing to effect transactions in the securities. Even if an investor finds a broker willing to effect a transaction in the Company’s common stock, the combination of brokerage commissions, transfer fees, taxes, if any, and any other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of the Company’s common stock as collateral for any loans.

Moreover, the Company does not qualify or meet the requirements for the listing and/or quotation of the Company’s common stock on the NASDAQ SmallCap and the American Stock Exchange. If the Company determines that it would like to pursue such listing and attempt to meet the listing standards, in order to achieve the minimum required price per share, the Company would have to affect a reverse stock split which could reduce the overall value of your investment.

Our common stock has not been actively traded on a public market for a long period of time. The Company’s common stock has traded only on a limited basis for less than one year. Therefore, it is not certain whether investor interest in the Company’s common stock will be sufficient to create or sustain an active public trading market. If an active public trading market for shares of the Company’s common stock does not develop, investors and the other recipients of the common stock issued in the Merger transaction may have limited liquidity and may be forced to hold their shares for an indefinite period of time.

The common stock issued in the Merger transaction will be “restricted securities” and may not be resold unless they are registered under the Securities Act or an exemption from registration is available. The shares of Common Stock issued in the Merger transaction will be, “restricted securities” as such term is defined in Rule 144 under the Securities Act. Accordingly, they may not be resold unless they are registered under the Securities Act and applicable state securities laws or unless exemptions from such registration requirements are available. Any such exemption must be established to the Company’ satisfaction. Certain holders of the Company’s common stock have registration rights. If the Company files a registration statement to register the common stock, the shares of common stock having registration rights or newly issued securities of the Company in the future, there is no guarantee that the SEC will permit such registration to become effective or that it will be effective when a holder of common stock elects to sell the shares of common stock. Any inability to sell may affect the ultimate realizable value of the common stock.

Because the Company is subject to the Penny Stock rules, sale of the Company’s common stock by investors may be difficult. The Company is subject to the SEC's “penny stock” rules. Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require broker-dealers to deliver a standardized risk disclosure document prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer's confirmation.

In addition, the penny stock rules require that prior to a transaction, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. The penny stock rules are burdensome and may reduce purchases of any offerings and reduce the trading activity for the Company’s common stock. As long as the Company’s common stock is subject to the penny stock rules, the holders of such common stock may find it more difficult to sell their securities.

The Company’s common stock prices could decrease if a substantial number of shares are sold under Rule 144. A substantial majority of the Company’s outstanding shares of common stock are "restricted securities" within the meaning of Rule 144 under the Securities Act. As restricted shares, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemption from registration under the Act and as required under applicable state securities laws. Rule 144 provides in essence that a person who has held restricted securities for a period of at least one year may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed the greater of 1.0% of the Company’s outstanding common stock or the average weekly trading volume during the four calendar weeks prior to the sale. There is no limit on the amount of restricted securities that may be sold by a non-affiliate after the restricted securities have been held by the owner for a period of two years or more. If a substantial number of shares of the Company’s common stock are sold under Rule 144 or other exemption, it could cause the price the Company’s common stock to go down.

The Company’s principal stockholders have the ability to exert significant control in the matters requiring stockholder vote and could delay, deter or prevent a change in control of the Company. Steve Racoosin, our CEO and a member of our Board of Directors, owns approximately 14% of the Company’s outstanding common stock and will be able to assert significant influence over the election of directors and other matters presented for a vote of stockholders. In addition, Nevada corporate law provides that certain actions may be taken by consent action of stockholders holding a majority of the outstanding shares. In the event that the requisite approval of stockholders is obtained, dissenting or non-participating stockholders generally would be bound by such vote. Through this concentration of voting power, Mr. Racoosin could delay, deter or prevent a change in control of the Company or other business combinations that might otherwise be beneficial to the Company’s other stockholders. In deciding how to vote on such matters, Mr. Racoosin may be influenced by interests that conflict with yours. You should not buy the Company’s common stock unless you are willing to entrust all aspects of operational control to the Company's current management team.

THE CONVERSION OF OUTSTANDING DERIVATIVE SECURITIES COULD CAUSE YOUR OWNERSHIP IN THE COMPANY TO BE DILUTED AND MAY DECREASE THE VALUE OF YOUR INVESTMENT.

The conversion of outstanding derivative securities could cause your ownership in the Company to be diluted and may decrease the value of your investment. Outstanding derivative securities and current and future obligations to issue the Company's securities to various parties may dilute the value of your investment. Immediately after the closing of the Merger, the Company will have options and warrants outstanding to purchase approximately 2,553,000 shares of its common stock at prices ranging from $0.01 to $1.00 per share. For the length of time these warrants and options are outstanding, the holders thereof will have an opportunity to profit from a rise in the market price of the Company’s common stock without assuming the risks of ownership. This may have an adverse effect on the terms upon which the Company can obtain additional capital. It should be expected that the holders of such derivative securities would exercise or convert them at a time when the Company would be able to obtain equity capital on terms more favorable than the exercise or conversion prices provided by the warrants or options. There are no preemptive rights in connection with the Company’s common stock.

The Company does not intend to pay dividends in the foreseeable future. The Company does not intend to pay any dividends in the foreseeable future. The Company does not plan on making any cash distributions in the manner of a dividend or otherwise. The Company’s board of directors presently intends to follow a policy of retaining earnings, if any.

The Company has the right to issue additional common stock and preferred stock without the consent of the shareholders; this would have the effect of diluting your ownership in the Company and decrease the value of your stock. The Company’s article of incorporation have authorized but unissued shares of the Company’s common stock that may be later issued by the Company’s management for any purpose without the consent or vote of the stockholders that would dilute a stockholder's percentage ownership of the Company.

In addition, the Company’s articles of incorporation authorize the issuance of shares of preferred stock, the rights, preferences, designations and limitations of which may be set by the board of directors. The articles of incorporation have authorized issuance of up to 5,000,000 shares of preferred stock in the discretion of the board of directors. The preferred stock may be issued upon filing of amended Articles of Incorporation and the payment of required fees; no further shareholder action is required. If issued, the rights, preferences, designations and limitations of such preferred stock would be set by the board of directors and could operate to the disadvantage of the outstanding common stock. Such terms could include, among others, preferences as to dividends and distributions on liquidation.

It is possible that there are claims of which the Company is unaware that may come to light in the future and cost the Company considerable time, effort and expense to resolve. Although Cab-Tive Advertising, Inc. has not been operational for several years prior to the acquisition of Biogold Fuels, it is possible that a claim, whether colorable or not, may be asserted against the Company in the future with respect to matters arising prior to the Merger. There can be no assurance given that some person will not devise a claim and attempt to assert it against the Company in the hopes of obtaining some monetary benefit. To resolve such a claim, including payment, may cost the Company considerable time, effort and expense. Any of these may impair management’s implementation of the business plan concerning the Company with the consequence of a loss of opportunity.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

All references to the “Company,” “we,” “our,” and “us” for periods prior to and subsequent to the closing of the Merger refer to Biogold Fuels Corporation and its subsidiaries.

THE FOLLOWING DISCUSSION SHOULD BE READ TOGETHER WITH THE INFORMATION CONTAINED IN THE FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED ELSEWHERE IN THIS CURRENT REPORT ON FORM 8-K/A.

Overview

The Company was formed as a Nevada corporation in March 23, 2007 as part of a merger transaction involving the company’s predecessor, Full Circle Industries, Inc. This merger took place on April 20, 2007 with Full Circle Industries, Inc. merging with a wholly owned subsidiary of the Company. The result was that Full Circle Industries, Inc. became a wholly owned subsidiary of the Company. The Company does business as Biogold Fuels Corporation.

We are an alternative fuels and recycling technology company that focuses on alternate ways of processing waste and creating by-products from that waste such as bio-diesel and ethanol. We plan to build processing plants that take municipal solid waste or other forms of trash and produce alternative fuels from that trash.

Results of Operations

From September 8, 2004 (Date of Inception) to December 31, 2006

SALES	$0

OPERATING EXPENSES	8,104,515

LOSS FROM OPERATIONS	(8,104,515)

OTHER INCOME (EXPENSES)	96,156

NET LOSS	$(8,007,560)

RESULTS OF OPERATIONS

Biogold Fuels incurred a net loss of $8,007,560 for the period from inception through December 31, 2006. This loss represents a loss from operations of $8,104,515, before Other Income of $96,156. The Company’s net loss occurred primarily as a result of operating expenses and costs related to the start up of operations.

Biogold Fuels had no revenue for the period from inception through December 31, 2006.  The Company’s management anticipates that Biogold Fuels will continue to experience a net loss for a period of one to two years until results from operations result in positive cash flow.

Operating Expenses

General and Administrative Expenses

Our general and administrative expenses consist primarily of salaries and benefits for employees, fees to our professional advisors, rent, and other general operating costs. Based on our plans for future growth, we expect our general and administrative costs are likely to increase significantly.

Research and Development Expenses

Our research and development expenses consist primarily of salaries and benefits for research and development employees and payments to independent contractors. Expenses in this area are likely to increase significantly as the Company develops new and existing products and technologies.

**************************

MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

As of the Closing of the Merger on October 25, 2007, the following lists the name, age and business experience of each of the Cab-Tive’s directors and executive officers.

Name	Age	Position
Steve Racoosin	53	Chief Executive Officer and Director
Chris Barsness	34	Chief Financial Officer and Secretary

Steve Racoosin - Chief Executive Officer and Board Member. Mr. Racoosin has served as CEO of the Company since 2007. In 2002 Mr. Racoosin founded World Waste of America, Inc., which later became World Waste Technologies, Inc., a publicly-traded waste-processing company. A high tech visionary, Mr. Racoosin brings over 30 years experience in energy development projects, landfill operations, and alternative waste solutions. Mr. Racoosin was the Founder and CEO/President of Full Circle Industries, Inc., our predecessor company. Mr. Racoosin's past research efforts include pressurized steam classification technologies for municipal solid waste in addition to bio-mass to liquid fuels and pyrolysis/gasification technologies. Mr. Racoosin's background includes landfill land management activities with R. E. Wolfe enterprises and San Bernardino County. Mr. Racoosin has been a member of the International Union of Operation Engineers and the Iron Workers Union. Mr. Racoosin's substantial experience in business includes project conception, finance, design, and construction giving him a broad range of knowledge in critical business processes involved in the conversion of waste to energy production and waste contract procurement experience. Mr. Racoosin has demonstrated and continues to demonstrate his commitment to the 'zero waste' concept.

Chris Barsness - Chief Financial Officer. Mr. Barsness has served as a management, legal and financial consultant to the Company since May 2006, as well as serving as an officer of the company. Mr. Barsness brings a wide variety of legal, finance, accounting, and management experience to the company. He is a licensed California attorney. From 2005-2006, he worked as an associate attorney in the employment and international departments of Adelson, Testan, & Brundo, a private law firm, in their San Bernardino, California office. From 2003-2005, he worked as an associate attorney for Grancell, Lebovitz, Stander, Barnes, & Reubens in their Riverside, California offices. From 2002-2003, he was the Chief Financial Officer and General Counsel for Mo-bility Inc., a private medical device manufacturer located in La Jolla, California. He also served as a consultant and controller for Mo-bility Inc. from 2000-2002. Currently, he is the sole partner at the Law Office of Chris Barsness, a private law firm located in Los Angeles, California that he formed in 2002. From 2005 until currently, he has served as the Chairman and CEO of Executive Estates Realty Group Inc., a private real estate company located in Los Angeles, California that he founded in 2005. He holds a Juris Doctor from the University of San Diego School of Law, a Masters in Business Administration, emphasis in Finance, from University of San Diego School of Business, and a Bachelor of Science from Arizona State University. He is also a licensed California real estate broker.

Director Compensation. Directors are reimbursed any expenses incurred by attending Board of Directors’ meetings. They are not currently paid any other compensation for their service on the Board. The Company has entered into indemnification agreements with each of its directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding Cab-Tive’s common stock beneficially owned on October 25, 2007, for (i) each stockholder known to be the beneficial owner of 5% or more of Cab-Tive’s outstanding common stock, (ii) each executive officer and director, and (iii) all executive officers and directors as a group, after giving effect to the Merger. In general, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of such security, or the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within 60 days.

As of October 25, 2007, the Company expects to have 101,000,000 shares of common stock outstanding, provided no shareholders elect dissenter’s rights.

Name of Beneficial Owner	Amount	Percent
Philip S. Frederick Voelker	15,278,617	15%
Daniel Najor	15,278,617	15%
Steve Racoosin, CEO & Director (1)	14,147,540	14%
Chris Barsness, CFO (2)	4,354,406	4%

Brian Blaszczak, Director	200,000	Less than 1%
All Executive Officers and Directors As a Group (3 persons)	18,701,946	19%

(1)	Includes shares held by One World Zero Waste, LLC of which Mr. Racoosin is the beneficial owner as sole member and manager.
(2)	Includes 1,145,895 shares issuable upon exercise of an option to purchase shares for $0.35 per share held by Mr. Barsness.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. We intend that all future transactions with affiliated persons be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and be on terms no less favorable to us than could be obtained from unaffiliated third parties.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Cab-Tive’s directors and executive officers, and persons who beneficially own more than 10% of a registered class of Cab-Tive’s equity securities, to file reports of beneficial ownership and changes in beneficial ownership of Cab-Tive’s securities with the SEC on Forms 3 (Initial Statement of Beneficial Ownership), 4 (Statement of Changes of Beneficial Ownership of Securities) and 5 (Annual Statement of Beneficial Ownership of Securities). Directors, executive officers and beneficial owners of more than 10% of Cab-Tive’s common stock are required by SEC regulations to furnish Cab-Tive with copies of all Section 16(a) forms that they file. Except as otherwise set forth herein, based solely on review of the copies of such forms furnished to Cab-Tive, or written representations that no reports were required, Cab-Tive believes that for the fiscal quarter ended September 30, 2007 beneficial owners complied with the Section 16(a) filing requirements applicable to them in that each officer, director and beneficial owner of 10% or more of Cab-Tive’s securities filed a Form 3 with the SEC and has had no change of ownership since such filing.

DESCRIPTION OF CAPITAL STOCK

Cab-Tive

Cab-Tive’s authorized capital consists of 700,000,000 shares of Common Stock, $0.001 par value, and 5,000,000 shares of preferred stock, $0.001 par value. There are currently, issued and outstanding, 101,000,000 shares of Common Stock and no shares of preferred stock outstanding.

The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the holders of Common Stock. Subject to preferences applicable to any outstanding preferred stock, if any, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefore. In the event of a liquidation, dissolution or winding up of Cab-Tive, the holders of Common Stock are entitled to share ratably all assets remaining after payment of liabilities and the liquidation preference of any preferred stock, if any. Holders of Common Stock have no preemptive or subscription rights, and there are no redemption or conversion rights with respect to such shares. All outstanding shares of Common Stock are fully paid and non-assessable.

In the event of any liquidation, dissolution or winding up of Cab-Tive, the assets of Cab-Tive available for distribution to shareholders will be distributed among the holders of preferred stock, if any, and the holders of any other class of equity securities of Cab-Tive, including its common stock, pro rata, on an as-converted-to-common-stock basis, after the payment to the holders of Cab-Tive Common Stock of a di minimus par value amount.

The holders of Cab-Tive Common Stock are entitled to dividends in the event that Cab-Tive pays cash or other dividends in property to holders of outstanding shares of its common stock, which dividends would be made pro rata, on an as-converted-to-common-stock basis.

Biogold Fuels

Biogold Fuels is authorized under its Articles of Incorporation to issue 125,000,000 shares of common stock. Prior to the Closing, 52,884,369 shares of Biogold Fuels’s common stock were issued and outstanding, fully paid, and non-assessable. These shares were exchanged for 1.527861 shares of Cab-Tive Common Stock of Cab-Tive in the Merger. All of these shares are now owned by Cab-Tive.

SECTION 3 - SECURITIES AND TRADING MARKETS

ITEM 3.02 Unregistered Sales of Equity Securities

Full Circle Industries, Inc.

On September 8, 2004, Biogold Fuels’ predecessor, Full Circle Industries, Inc. (“Full Circle”), sold and issued 19,187,500 shares of its common stock to the founders of Full Circle at a price of $0.00001 per share. The issuance of such shares was made in reliance on the exemption from registration requirements of the Securities Act, pursuant to Section 4(2) thereof.

Full Circle entered into a private placement of unregistered securities whereby they sold and issued 2,060,000 and 1,658,000 shares of common stock in the quarters ended December 31, 2004 and March 31, 2005, respectively. The common stock was sold at $0.25 per share. The gross aggregate proceeds from the issuance of this stock were $929,500. The issuance of such shares was made in reliance on the exemption from registration requirements of the Securities Act, pursuant to Section 4(2) thereof.

In the quarter ended March 31, 2005, in connection with the merger with International Waste Processors, Inc. (“IWP”), Full Circle exchanged 970,000 shares of common stock for all outstanding shares of common stock in IWP. The issuance of such shares was made in reliance on the exemption from registration requirements of the Securities Act, pursuant to Section 4(2) thereof.

During the quarter ended September 30, 2005, Full Circle entered into subscription agreements through a private placement of unregistered securities to sell and issue 698,000 shares of common stock. These shares were sold at $1.00 per share. The gross aggregate proceeds from the issuance of this stock were $698,000. The issuance of such shares was made in reliance on the exemption from registration requirements of the Securities Act, pursuant to Section 4(2) thereof.

During the quarters ended December 31, 2005 and March 31, 2005, Full Circle entered into subscription agreements through a private placement of unregistered securities to sell and issue 150,000 and 970,000 shares respectively of Series A Convertible Redeemable Participating Preferred Stock. The issuance of such shares was made in reliance on the exemption from registration requirements of the Securities Act, pursuant to Section 4(2) thereof.

During the quarters ended December 31, 2006 and September 30, 2006, Full Circle entered into subscription agreements through a private placement of unregistered securities to sell and issue 447,000 and 1,483,423 shares respectively of Series A Convertible Redeemable Participating Preferred Stock. The issuance of such shares was made in reliance on the exemption from registration requirements of the Securities Act, pursuant to Section 4(2) thereof.

During the quarter ended December 31, 2004, Full Circle issued warrants to purchase 2,115,000 shares of its common stock to consultants in consideration for management, research, development, financial and legal services. These warrants were issued at an exercise price of $0.01 per share. During that same quarter, the Company issued warrants to purchase 100,000 shares of its common stock to directors in the Company in consideration for their service on the board of directors. These warrants were issued at an exercise price of $0.25 per share. The fair value of these warrants was $522,382. The value of the warrants was estimated using the Black-Scholes option pricing model with the following assumptions: average risk-free interest rate based upon the LIBOR rate at the time of the grant, dividend yield of 0%, average volatility factor of the expected market price of the Company’s common stock of 70%, and a term of 10 years. The issuance of such shares was made in reliance on the exemption from registration requirements of the Securities Act, pursuant to Section 4(2) thereof.

During the quarter ended March 31, 2005, Full Circle issued warrants to purchase 1,183,000 shares of its common stock to consultants in consideration for management, research, development, and financial services. The exercise price per share for 525,000 shares represented by the warrants was $0.25, and $1.00 for 658,000 shares represented by the warrants. The fair value of these warrants was $522,382. The value of the warrants was estimated using the Black-Scholes option pricing model with the following assumptions: average risk-free interest rate based upon the LIBOR rate at the time of the grant, dividend yield of 0%, average volatility factor of the expected market price of the Company’s common stock of 70%, and a term of 10 years. The issuance of such shares was made in reliance on the exemption from registration requirements of the Securities Act, pursuant to Section 4(2) thereof.

During the quarter ended June 30, 2005, Full Circle issued warrants to purchase 1,000,000 shares of its common stock at an exercise price of $0.25 per share to its chief executive officer in consideration for his prior services. During this same quarter, Full Circle also issued warrants to purchase 108,200 shares of its common stock to consultants in consideration for research, development, and financial services. The exercise price for these warrants was $0.01 per share. The value of the warrants was estimated using the Black-Scholes option pricing model with the following assumptions: average risk-free interest rate based upon the LIBOR rate at the time of the grant, dividend yield of 0%, average volatility factor of the expected market price of the Company’s common stock of 70%, and a term of 10 years. The issuance of such shares was made in reliance on the exemption from registration requirements of the Securities Act, pursuant to Section 4(2) thereof.

During this quarter ended June 30, 2005, two warrants representing 468,200 shares of common stock in Full Circle were exercised at their exercise price of $0.01 per share. The issuance of such shares was made in reliance on the exemption from registration requirements of the Securities Act, pursuant to Section 4(2) thereof.

During the quarter ended December 31, 2005, Full Circle issued warrants to purchase 30,000 shares of its common stock to consultants in consideration for research, development, and financial services. The exercise price for these warrants was $0.85 per share. The value of the warrants was estimated using the Black-Scholes option pricing model with the following assumptions: average risk-free interest rate based upon the LIBOR rate at the time of the grant, dividend yield of 0%, average volatility factor of the expected market price of the Company’s common stock of 70%, and a term of 10 years. The issuance of such shares was made in reliance on the exemption from registration requirements of the Securities Act, pursuant to Section 4(2) thereof.

During the quarters ended March 31, 2006 and September 30, 2006, Full Circle issued an employee stock option to purchase 200,000 and 750,000 shares of the Company’s common stock at an exercise price of $0.35 per share to an executive, respectively. The issuance of such shares was made in reliance on the exemption from registration requirements of the Securities Act, pursuant to Section 4(2) thereof.

One of Full Circle’s founders, Steve Racoosin forfeited 2,000,000 shares of common stock back to the Company on October 15, 2005 to assist with a private placement and to minimize dilution to shareholders in connection with a prior offering.

Biogold Fuels Corporation

On April 20, 2007, pursuant to a merger agreement between Full Circle and Biogold Fuels Corporation (“Biogold”), all existing shareholders of Full Circle exchanged their shares for shares in Biogold on a one to one basis. In addition, each outstanding Full Circle option and warrant to purchase shares of Full Circle was assumed by Biogold and will be converted into an option or warrant to purchase shares of Biogold for the same number of shares and exercise price as the original option or warrant. The issuance of such shares was made in reliance on the exemption from registration requirements of the Securities Act, pursuant to Section 4(2) thereof.

Cab-tive Advertising, Inc.

At the Closing, pursuant to the Merger Agreement, all of the stockholders of Biogold Fuels may exchange their shares of Biogold Fuels Common Stock for 80,800,000 shares of Cab-Tive Common Stock. The issuance of such shares was made in reliance on the exemption from registration requirements of the Securities Act, pursuant to Section 4(2) thereof.

In addition, each outstanding Biogold Fuels option and warrant to purchase shares of Biogold Fuels Common Stock was assumed by Cab-Tive and will be converted into an option or warrant to purchase shares of Cab-Tive Common Stock, with the numbers of shares and exercise price being adjusted accordingly. The issuance of the Cab-Tive Common Stock and, upon conversion, the Common Stock was done pursuant to an exemption from registration in accordance with Section 4(2) and/or Regulation D under the Securities Act.

SECTION 4 - MATTERS RELATED TO ACCOUNTANTS AND FINANCIAL STATEMENTS

ITEM 4.01 Changes in Registrant’s Certifying Accountant.

(a) Effective on October 24, 2007, the Board of Directors of Cab-Tive dismissed Moore and Associates, Chartered as Cab-Tive’s independent registered public accounting firm.

The reports of Moore and Associates, Chartered on the financial statements of Cab-Tive, under the date of April 10, 2007, for inception on September 21, 2006 through the fiscal year ended December 31, 2006 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except the 2006 report did contain an explanatory paragraph related to Cab-Tive’s ability to continue as a going concern.

During the fiscal year ended December 31, 2006 and through the interim periods from January 1, 2007 through October 24, 2007, there have been no disagreements with Moore and Associates, Chartered on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Moore and Associates, Chartered would have caused Moore and Associates, Chartered to make reference to such disagreement in its report on the financial statements for such years and period.

During the fiscal year ended December 31, 2006 and through the interim periods subsequent thereto, there have been no events requiring identification in response to Item 304(a)(1)(iv)(B) of Regulation S-B.

Cab-Tive has requested that Moore and Associates, Chartered furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of this letter is attached to this filing as Exhibit 16.1.

(b)  Effective as of October 25, 2007, the Board of Directors appointed PMB Helin Donovan, LLP as Cab-Tive’s independent registered public accounting firm and engaged PMB Helin Donovan, LLP to audit the financial statements of Cab-Tive for the fiscal year ended December 31, 2007. Cab-Tive has not consulted PMB Helin Donovan, LLP regarding: i) the application of new accounting principles to a specific or contemplated transaction, or ii) the type of audit opinion that might be rendered regarding any of Cab-Tive’s financial statements. In addition, Cab-Tive did not consult PMB Helin Donovan, LLP regarding any matters subject to disagreement or other required events identified under Item 304(a)(1)(iv) of Regulation S-B.

PMB Helin Donovan, LLP has been engaged as the independent auditors of Biogold Fuels since August 28, 2007.

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

ITEM 5.01 Changes in Control of Registrant.

As part of the Merger, Brian Blaszczak Cab-Tive’s current President, Treasurer, and Secretary resigned his positions effective as of the Closing. Mr. Blaszczak will continue to serve on the Company’s board of directors. Steve Racoosin, Chief Executive Officer of Biogold Fuels was appointed as Director and Chief Executive Officer and Chris Barsness was appointed Chief Financial Officer and Secretary of Cab-Tive.

Also as part of the Merger, Cab-Tive issued the shares of its Cab-Tive Common Stock to the former stockholders of Biogold Fuels as described under Items 2.2 and 3.02.

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

As part of the Merger, Brian Blaszczak Cab-Tive’s current President, Treasurer, Secretary and a director resigned his officer positions effective as of the Closing; however, he will stay with the Cab-tive as a director. Steve Racoosin, Chief Executive Officer of Biogold Fuels was appointed as Director and Chief Executive Officer and Chris Barsness was appointed Chief Financial Officer and Secretary of Cab-Tive, each effective as of the Closing. The business experience of Messrs. Racoosin and Barsness is shown below.

Steve Racoosin (Age 53)
Chief Executive Officer and Board Member. Mr. Racoosin has served as CEO of the Company since 2007. In 2002 Mr. Racoosin founded World Waste of America, Inc., which later became World Waste Technologies, Inc., a publicly-traded waste-processing company. A high tech visionary, Mr. Racoosin brings over 30 years experience in energy development projects, landfill operations, and alternative waste solutions. Mr. Racoosin was the Founder and CEO/President of Full Circle Industries, Inc., our predecessor company. Mr. Racoosin's past research efforts include pressurized steam classification technologies for municipal solid waste in addition to bio-mass to liquid fuels and pyrolysis/gasification technologies. Mr. Racoosin's background includes landfill land management activities with R. E. Wolfe enterprises and San Bernardino County. Mr. Racoosin has been a member of the International Union of Operation Engineers and the Iron Workers Union. Mr. Racoosin's substantial experience in business includes project conception, finance, design, and construction giving him a broad range of knowledge in critical business processes involved in the conversion of waste to energy production and waste contract procurement experience. Mr. Racoosin has demonstrated and continues to demonstrate his commitment to the 'zero waste' concept.

Chris Barsness (Age 34)
Chief Financial Officer and Secretary. Mr. Barsness has served as a management, legal and financial consultant to the Company since May 2006, as well as serving as an officer of the company. Mr. Barsness brings a wide variety of legal, finance, accounting, and management experience to the company. He is a licensed California attorney. From 2005-2006, he worked as an associate attorney in the employment and international departments of Adelson, Testan, & Brundo, a private law firm, in their San Bernardino, California office. From 2003-2005, he worked as an associate attorney for Grancell, Lebovitz, Stander, Barnes, & Reubens in their Riverside, California offices. From 2002-2003, he was the Chief Financial Officer and General Counsel for Mo-bility Inc., a private medical device manufacturer located in La Jolla, California. He also served as a consultant and controller for Mo-bility Inc. from 2000-2002. Currently, he is the sole partner at the Law Office of Chris Barsness, a private law firm located in Los Angeles, California that he formed in 2002. From 2005 until currently, he has served as the Chairman and CEO of Executive Estates Realty Group Inc., a private real estate company located in Los Angeles, California that he founded in 2005. He holds a Juris Doctor from the University of San Diego School of Law, a Masters in Business Administration, emphasis in Finance, from University of San Diego School of Business, and a Bachelor of Science from Arizona State University. He is also a licensed California real estate broker.

ITEM 5.06 Change in Shell Company Status.

Please see the discussion in Item 2.01 above relating to the Merger with Biogold Fuels, which discussion is incorporated herein by reference. As a result of the Merger, Cab-Tive ceased to be a shell company.

Section 8 - Other Events

Item 8.01 - Other Events.

A copy of the press release announcing the completion by the Company of the merger is attached as Exhibit 99.1 to this Current Report on Form 8-K/A.

SECTION 9- FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01 Financial Statements and Exhibits.

(a)  Financial Statements of Business Acquired.

(b)	Pro Forma Financial Information.

None required.

(c)	Exhibits.

2.1	Agreement and Plan of Merger dated as of October 25, 2007, by and among Cab-Tive Advertising, Inc., Cab-Tive Acquisition, Inc. and Biogold Fuels Corporation (previously filed).

2.2	Articles of Merger of Domestic Corporation as filed with the Nevada Secretary of State on October 25, 2007

10.1	License Agreement entered into February 20, 2007 by and between Gemini Environmental Corporation.

16.1	Letter from Moore & Associates, Chartered dated November 5, 2007.

99.1	Press Release dated October 29, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAB-TIVE ADVERTISING, INC.

Date: November 6, 2007	By:	/s/ Steve Racoosin
Steve Racoosin
Chief Executive Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Full Circle Industries, Inc.
Los Angeles, California

We have audited the accompanying consolidated balance sheets of Full Circle Industries, Inc. as of December 31, 2006 and 2005 and the related consolidated statements of operations, stockholders' equity and cash flows for years ended December 31, 2006 and 2005 and from the period September 8, 2004 (inception) to December 31, 2006,. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with audit standards generally accepted in The United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Full Circle Industries, Inc. as of December 31, 2006 and 2005, and the consolidated results of their operations and their consolidated cash flows for each of the years ended December 31, 2006 and 2005 and from the period September 8, 2004 (inception) to December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the accompanying consolidated financial statements, the Company has no revenues and has sustained losses since inception. For the years ended December 31, 2006 and 2005 the Company experienced losses of approximately $2,700,000 and $4,600,000 respectively. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans as to this matter are described in Note 2. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

PMB Helin Donovan LLP
CERTIFIED PUBLIC ACCOUNTANTS

San Francisco, California
October 23, 2007

Full Circle Industries, Inc.
(A Development Stage Company)
Consolidated Balance Sheets

	December 31,	December 31,
	2006	2005
Assets
Current Assets
Cash	$71,042	$109,474
Subscription receivable	200,000	-
Prepaid expenses	9,768	20,000
Other current assets	-	2,500

Total Current Assets	280,810	131,974

Other Assets
Property plant & equipment, net	117,163	2,235
Restricted cash	170,257
Investment	93,709	-
Note receivable	110,000	-

Total Other Assets	491,129	2,235

Total Assets	$771,939	$134,209

Liabilities
Current Liabilities
Accounts payable	$113,824	$1,482
Accrued expenses	66,107	18,604
Accrued finder fee	-	150,000
Accrued salaries & related benefits	829	37,981

Total Current Liabilities	180,759	208,067

Stockholders' Equity

Preferred Stock
$0.00001 par value, 20,000,000 shares authorized;	-	-
zero issued and outstanding

Series A Redeemable Convertible Preferred stock
$0.00001 par value, 5,000,000 shares authorized;
3,000,423 and 150,000 issued and outstanding, respectively	30	2

Common stock
$0.00001 par value; 50,000,000 shares authorized;
24,441,700 and 23,041,700 issued and outstanding, respectively	244	230

Additional paid-in capital	8,598,465	5,199,053

Accumulated deficit during development stage	(8,007,560)	(5,273,142)

Total Stockholders' Equity	591,179	(73,859)

Total Liabilities & Stockholders' Equity	$771,938	$134,208

The accompanying notes are an integral part of these financial statements.

Full Circle Industries, Inc.
(A Development Stage Company)
Consolidated Statements of Operations

						From Inception
						(September 8, 2004)
		Year-Ended		Year-Ended		through
		December 31,		December 31,		December 31,
		2006		2005		2006
Revenue	$		$		$

Expenses

Research & development expense		14,615		689,122		703,738
Selling, general, & administrative		2,816,337		3,768,703		7,397,577

Operating Loss		(2,830,952)		(4,457,825)		(8,101,315)

Other Income (Expenses)

Other income/ expenses		95,734		771		96,504
Interest expense		-		(349)		(349)

Total Other Income (Expenses)		95,734		422		(8,005,160)

Loss before tax		(2,735,218)		(4,457,403)		(8,005,160)

Income tax expense		800		800		2,400
-
Net Loss		$2,734,418		$4,456,603		$(8,007,560)

Net Loss Per Common Share
Basic		$(0.11)		$(0.64)

Weighted Average Number of Outstanding Common Shares
Used in calculating loss per share		24,325,700		6,910,833

The accompanying notes are an integral part of these financial statements.

Full Circle Industries, Inc.
(A Development Stage Company)
Consolidated Statement of Shareholders' Equity

							Additional		Total
	Common Stock			Preferred Stock			Paid-In	Accumulated	Stockholders'
	Shares	Dollars		Shares	Dollars		Capital	Deficit	Equity
		$			$		$	$	$
Inception- September 8, 2004	-		-	-		-	-	-	-

Net loss for period	-		-	-		-	-	(816,537)	(816,537)

Warrants issued	-		-	-		-	535,370	-	535,370

Common stock issued for cash	2,060,000		21	-		-	514,979	-	515,000
at $0.25/share

Issuance of shares to founders
at $0.00001 per share	19,187,500		192	-		-	-	-	192

Balance- December 31, 2004	21,247,500		212	-		-	1,050,349	(816,537)	234,025

Net loss for period	-		-	-		-	-	(4,456,605)	(4,456,605)

Option & warrant issuances	-		-	-		-	3,039,042		3,039,039

Warrants exercised	468,200		5	-		-	4,677	-	4,682

Common stock issued for cash
at $0.25/share	1,658,000		17	-		-	414,484	-	414,500

Shares cancelled	(2,000,000)		(20)	-		-	20	-	-

Issuance of shares to acquire	970,000		10	-		-	242,490	-	242,500
IWP Inc.

Finder's fee for common stock sales	-		-	-		-	(400,000)	-	(400,000)

Common stock issued for cash	698,000		7	-		-	697,993	-	698,000
at $1.00 per share

Preferred stock issued for cash
at $1.00 per share	-		-	150,000		2	149,998	-	150,000

Balance- December 31, 2005	23,041,700		230	150,000		2	5,199,053	(5,273,142)	(73,859)

Net loss for period	-		-	-		-	-	(2,734,418)	(2,734,418)

Options & warrants issued	-		-	-		-	714,171	-	714,171

Common stock repurchase &
retirement	(600,000)		(6)	-		-	(549,994)	-	(550,000)

Shares reissued upon reverse of
stock cancellation	1,500,000		15	-		-	(15)	-	-

Finder's fee for Preferred stock sales	-		-	-		-	(115,140)	-	(115,140)

Subcription receivable	-		-	200,000		2	199,998		200,000

Common Stock issued for services	500,000		5	-		-	499,995	-	500,000

Preferred stock issued for cash
at $1.00 per share	-		-	2,650,423		26	2,650,397	-	2,650,423

Balance- December 31, 2006	24,441,700		$244	3,000,423		$30	$8,598,465	$(8,007,560)	$591,179

The accompanying notes are an integral part of these financial statements.

Full Circle Industries, Inc.
(A Development Stage Company)
Consolidated Statement of Cash Flows

			From Inception
			(September 8, 2004)
	December 31,	December 31,	to December 31,
Period Ending	2006	2005	2006

Net Loss	$(2,734,418)	$(4,456,605)	$(8,007,560)

Cash Flows Provided By (Used In) Operating Activities
Adjustments to reconcile net loss to net cash used
Common stock issued for services	500,000	-	500,000
License impairment expense	-	242,500	-
Warrants & options expense for consultants & employees	714,171	3,039,042	4,288,583
Depreciation and amortization expense	7,061	212	19,398
Changes in accounts payable	112,342	1,482	113,824
Changes in other current liabilities	10,351	56,584	66,936
Changes in other current assets	2,500	(2,500)	-
Changes in prepaid expenses	10,232	(19,042)	(9,768)

Total Cash Flow From Operating Activities	(1,377,761)	(1,138,327)	(3,028,587)

Cash Flows Provided By (Used In) Investing Activities
Capital expenditures	(121,988)	(2,448)	(124,436)
Increase in notes receivable	(110,000)	-	(110,000)
Increase in investments	(93,709)	-	(93,709)
Restricted cash	(170,257)

Total Cash Flow From Investing Activities	(495,954)	(2,448)	(498,402)

Cash Flows Provided By (Used In) Financing Activities
Sale of stock	2,650,423	1,262,500	4,428,115
Repurchase of common stock	(550,000)	-	(550,000)
Payment of stock sale funding fee	(265,140)	(250,000)	(515,140)
Exercise of warrants	-	4,682	4,682

Total Cash Flows From Financing Activities	1,835,283	1,017,182	3,367,657

Change in Cash and Cash Equivalents	(38,432)	(123,593)	(159,332)

Cash and cash equivalents at beginning of year	109,474	233,067	-
Cash And Cash Equivalents At End of Year	$71,042	$109,474	$(159,332)

Other Supplemental Information
Interest paid	-	-	-
Taxes paid	800	800	2,400

Non-Cash Investing and Financing Activities
Purchase of IWP for stock	$-	$242,490	$242,490
			-

The accompanying notes are an integral part of these financial statements.

Note 1. NATURE OF OPERATIONS

The accompanying consolidated financial statements include the accounts of Full Circle Industries Inc. (“Full Circle”) and its wholly owned subsidiary Full Circle Waste Services LLC (collectively, the “Company”). All significant inter-company accounts and transactions have been eliminated upon consolidation. Full Circle Industries Inc., a Nevada corporation, was incorporated on September 8, 2004.

The Company plans to construct fuel production facilities using certain proprietary technologies and processes to produce synthetic diesel fuels. We are developing and/or licensing a lower-cost, higher output system for the production of synthetic diesel motor fuel that is derived from municipal solid waste, rather than petroleum, and is classified under industry standards as a “synthetic diesel.” Our business strategy is to commercialize our proprietary methods and processes, and those of our licensors’, for diesel production on an industrial scale and to become a leading provider of synthetic diesel in the United States and throughout the World. We have elected to focus predominately on the diesel industry and have begun to prepare and execute our current business plan. We expect to execute our business plan by generating revenues from multiple sources; by building and operating our own Biogold Fuels Diesel Production Plants, which we currently estimate will have an aggregate nameplate capacity of more than 5 million gallons per year by the end of 2008.

On February 8, 2006, Full Circle Waste Services LLC (“Full Circle Waste”) was organized in Delaware as a wholly owned subsidiary of Full Circle. Full Circle Waste was formed to provide an operating company to research the feasibility of waste hauling services. Full Circle Waste has not produced any revenue.

The Company is a development stage enterprise as defined in SFAS No 7.

Note 2. GOING CONCERN

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has no revenues and has sustained losses since inception. The Company expects to incur substantial additional costs and capital expenditures through the initial year of continuing research and development of additional waste processing technologies. The ability to continue research and development of additional waste processing technologies may require obtaining additional funding. If this funding is not obtained, the Company may be unable to continue.

The Company intends to raise additional debt and/or equity financing to sustain its operations and to complete its capital expenditures, although there can be no assurance that it will be able to raise such funds on terms acceptable to the Company, or at all. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing, and ultimately to attain successful operations.

At December 31, 2006, the Company’s current operations utilize approximately $10,000 per month. Unless significant revenue is generated, the Company is expected to raise at least $200,000 in order to satisfy its cash needs for the next fiscal year. Subsequent to the year ended December 31. 2006 the Company collected the $200,000 stock subscription receivable.

Note 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of the Company is presented to assist in understanding the Company’s consolidated financial statements. The consolidated financial statements and consolidated notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America, and have been consistently applied in the preparation of these consolidated financial statements.

Estimates

The process of preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

Advertising

Advertising expenses consist primarily of costs incurred in the design, development, and printing of Company literature and marketing materials. The Company expenses all advertising expenditures as incurred. The Company's advertising expenses were $0 and $12,940 for the years ended December 31, 2005 and December 31, 2006, respectively.

Basis of Presentation

The accompanying consolidated financial statements are prepared in accordance with the generally accepted accounting principles in the United States of America. The Company is a new enterprise in the development stage as defined by Statement No. 7 of the Financial Accounting Standards Board, since it has derived no revenues from its activities to date.

Cash & Cash Equivalents

The Company treats any highly liquid investments with a maturity of three months or less as cash equivalents in the statement of cash flows. The Company had no cash equivalents at December 31, 2005 and December 31, 2006.

Compensated Absences

Accruals of compensated absences are reflected in the Company’s balance sheets and included in the captioned liability “accrued salaries and related benefits.” Leased employees are entitled to paid personal time dependent upon the length of service.

Concentration of Credit Risk

The Company maintains its cash balances in a financial institution. Cash balances at the institution are insured by the Federal Deposit Insurance Corporation up to $100,000. From time to time, the Company’s cash balances may exceed the insured amount.

Derivative Instruments

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (hereinafter “SFAS No. 133”), as amended by SFAS No. 137, “Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB No. 133”, and SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities”, and SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. These statements establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. They require that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value.

If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change.

Historically, the Company has not entered into derivatives contracts to hedge existing risks or for speculative purposes.

As of December 31, 2005, and December 31, 2006, the Company has not engaged in any transactions that would be considered derivative instruments or hedging activities.

Earnings Per Share

The Company has adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share”, which provides for the calculation of basic and diluted earnings per share.

Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of an entity, such as stock options, warrants or convertible securities. Common stock equivalents at December 31, 2006 and December 31, 2005 are comprised of employee options of 800,000 and 2,500,000, respectively; non employee options/warrants of 1,753,000 and 4,068,000, respectively; and convertible Series A preferred shares of 3,000,423 and 0, respectively. Inclusion of these stock equivalents in the calculation of earning per share would be anti-dilutive.

Fair Value of Financial Instruments

The Company's financial instruments as defined by Statement of Financial Accounting standards No. 107, "Disclosures about Fair Value of Financial Instruments," include cash, trade accounts receivable, accounts payable, and accrued expenses. All instruments are accounted for on an historical cost basis, which, due to the short maturity of these financial instruments, approximates fair value.

Fixed Assets

Property, plant, and equipment are stated at cost. Depreciation is computed on the straight-line method over the estimated useful life of the asset commencing when assets are placed in service. The useful lives of property, plant, and equipment for purposes of computing depreciation range from three to seven years.

The following is a summary of property, equipment, and accumulated depreciation:

	December 31,	December 31,
	2006	2005

Prototype	$103,203	$-
Computers and equipment	20,930	2,144
Furniture and fixtures	303	303
Less accumulated depreciation	(7,273)	(212)
Property and equipment, net	$117,163	$2,235

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." and records a valuation allowance against net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income and when temporary differences become deductible. The Company considers, among other available information, uncertainties surrounding the recoverability of deferred tax assets, scheduled reversals of deferred tax liabilities, projected future taxable income, and other matters in making this assessment.

In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (hereinafter “SFAS No. 144”). SFAS No. 144 replaces SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.” This standard establishes a single accounting model for long-lived assets to be disposed of by sale, including discontinued operations. SFAS No. 144 requires that these long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or discontinued operations.

In complying with this standard, the Company reviews its long-lived assets quarterly to determine if any events or changes in circumstances have transpired which indicate that the carrying value of its assets may not be recoverable. The Company determines impairment by comparing the undiscounted future cash flows estimated to be generated by its assets to their respective carrying amounts.

During the years ended December 31, 2005 and December 31, 2006, the Company acquired licensing rights from Bio-Products and MSW Patents to certain trash processing technology for which these companies held the patent rights. The Company did not capitalize these assets as the Company could not make reasonable estimates of the future expected cash flows from these assets.

Recent Accounting Pronouncements

In March 2006, the Financial Accounting Standards Board issued FASB Statement No. 156, “Accounting for Servicing of Financial Assets - An Amendment of FASB Statement No. 140.” This standard amends the guidance in FASB Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” Among other requirements, Statement 156 requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract. Statement 156 is effective as of the beginning of an entity's first fiscal year that begins after September 15, 2006. Management does not believe that this statement will have a material effect on the financial statements.

In May 2005, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (“SFAS No. 154”), “Accounting Changes and Error Corrections,” which replaces Accounting Principles Board Opinion No. 20, “Accounting Changes,” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements -- An Amendment of APB Opinion No. 28”. SFAS No. 154 provides guidance on accounting for and reporting changes in accounting principle and error corrections. SFAS No. 154 requires that changes in accounting principle be applied retrospectively to prior period financial statements and is effective for fiscal years beginning after December 15, 2005. The Company does not expect SFAS No. 154 to have a material impact on our financial statements.

In February, 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115” (hereinafter SFAS No. 159”). This statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments. This statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007, although earlier adoption is permitted. Management has not determined the effect that adopting this statement would have on the Company’s financial condition or results of operation.

In June 2006, the Financial Accounting Standards Board issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109” (hereinafter “FIN 48”), which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company does not expect the adoption of FIN 48 to have a material impact on its financial reporting, and the Company is currently evaluating the impact, if any, the adoption of FIN 48 will have on its disclosure requirements.

In September, 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (hereinafter :SFAS No. 158”). This statement requires an employer to recognize the overfunded or underfunded statues of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not for profit organization. This statement also requires an employer to measure the funded status of a plan as of the date of its year end statement of financial position, with limited exceptions. The adoption of this statement had no immediate material effect on the Company’s financial condition or results of operations.

In September, 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (hereinafter “SFAS No. 157”). This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosure about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurements. This statement does not require any new fair value measurements, but for some entities, the application of this statement may change current practice. The adoption of this statement had no immediate material effect on the Company’s financial condition or results of operations.

Research and Development

Research and development costs are charged to operations when incurred with the exception of patent related filing costs, which are capitalized when the Company can reasonably estimate future cash flows. At the year ended December 31, 2006, the Company had not capitalized any research and development costs. The Company’s research and development expenses from inception to December 31, 2006 are $703,738.

Stock-Based Compensation

During the fourth quarter of 2004, the Company adopted SFAS No. 123, "Accounting for Stock Based Compensation." Accordingly, the Company has expensed the compensation cost for the options and warrants issued based on the fair value at the warrant grant dates calculated utilizing the Black-Scholes option valuation model. During the year ended December 31, 2005, the Company adopted SFAS No. 123R.

On December 31, 2006, the Company had one share-based compensation plan, which is described below. The compensation cost that has been charged against income for the plan was $714,171 and $3,039,042 for the years ended December 31, 2006 and December 31, 2005, respectively. Because of continued losses, no income tax benefit has been recognized in the income statement for share-based compensation arrangements. As of December 31, 2006, no share-based compensation cost had been capitalized as part of inventory or fixed assets.

The Company's 2004 Incentive Stock Option Plan (the Plan), approved by the shareholders, permits the grant of share options and shares to its employees for up to 10 million shares of common stock. The Company believes that such awards better align the interests of its employees with those of its shareholders. Option awards are generally granted with an exercise price equal to or within 85% to 100% of the market price of the Company's stock at the date of grant. Option awards generally vest based on 2 to 4 years of continuous service and have 10-year contractual terms. Certain option awards provide for accelerated vesting if there is a change in control (as defined in the Plan).

The fair value of each option award is estimated on the date of grant using the Black-Scholes option valuation model that uses the assumptions discussed herein. Expected volatilities are based on several factors including: the historical volatility of the Company's stock, comparisons to similar development stage companies in the waste management industry, and review of SEC comments for similar companies. While the Company will use historical data to estimate option exercise and employee termination within the valuation model, because of its limited history, the Company has assumed all options will be exercised and there will be no employee terminations. As terminations occur, the Company stops recognizing the expense associated with those respective options. The expected term of options granted is estimated to be the vesting period of the respective options which the Company believes provides a reasonable estimation of the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the historical LIBOR rate at the time of grant.

To estimate compensation expense, the Company uses the Black-Scholes pricing
Model and assumptions deemed reasonable by management. All options are valued as of the date of the grant period. The following assumptions were used to compute the fair value of option grants for the years ended December 31,

	2006	2005

Expected volatility	70%	70%
Expected dividend yield	0%	0%
Risk-free interest rate	5.3-5.67%	3.3-4.8%
Expected life	10 years	10 years

The following is a summary of the activity in the 2004 Plan for the years ended December 31, 2006 and December 31, 2005:

	Shares Under Option
	Number Of Shares	Weighted Average Exercise Price per Share	Weighted AverageFair Value of Options Granted
2004 Plan
Options outstanding at December 31, 2004	-	$-	$-
Granted	2,500,000	$0.20	0.86
Exercised	-	-
Terminated	2,500,000	0.00
Options outstanding at December 31, 2005	-	$-
Granted	3,300,000	1.34	1.34
Exercised	-	-
Terminated	(2,500,000)	0.87	0.87
Options outstanding at December 31, 2006	800,000	$0.35

The weighted average contractual life remaining of options outstanding at December 31, 2006 is approximately 10 years.

Note 4. INTERNATIONAL WASTE PROCESSING TECHNOLOGIES MERGER & LICENSE AGREEMENT

On January 11, 2005, the Company merged with and acquired International Waste Processing Technologies Inc. (“IWP”), a related party. IWP’s president and major shareholder was Phil Pesin, a shareholder and officer of Full Circle. The Company acquired all of the outstanding common stock of IWP. Each share of IWP’s common stock was exchanged for 25% of a share of the Company’s common stock for a total issuance of 970,000 shares of the Company’s common stock to IWP shareholders.

Pursuant to this merger, the Company acquired and was assigned the rights to a technology license agreement with Bio-Products International, Inc., an Alabama corporation with respect to certain intellectual property and patented methods and processes. The technology was designed to provide for the processing and separation of material contained in Municipal Solid Waste (MSW). This unique process treats MSW with a combination of time, temperature and steam pressure. Temperatures of several hundred degrees cook the material and the pressure, and agitation causes a pulping action. This combination is designed to result in a large volume reduction, yielding high-density, cellulose biomass product that is ready for processing and/or market. The most recent patent includes the capturing of all Volatile Organic Compounds and was granted by the United States Patent and Trademark Office in October 2001.

At the time of the merger with IWP, this license was IWP’s only asset and IWP had no liabilities. The Company valued the common stock exchange with IWP at $242,500 based upon the Company’s most recent private placement. The Company recognized this $242,500 as the cost paid for the license and technology acquired. This amount was immediately expensed as discussed in Note 3, because management could not reasonably estimate these asset’s future cash flows.

As of December 31, 2006, the University of Alabama in Huntsville owned the patent for this technology. This patent was licensed to Bio-Products International, Inc. ("Bio-Products") and this license was assigned to the Company for the following 21 countries: Afghanistan, Bahrain, Brazil, China, Costa Rico, Egypt, Iran, Iraq, Israel, Japan, Jordan, Korea, Kuwait, Oman, Panama, Saudi Arabia, South Africa, Russia, United Arab Emirates, Qatar, and Yemen. Bio-Products is required to continue to make certain payments to the University of Alabama in Huntsville to maintain exclusivity to the patent for the technology.

The license extends for a period of 20 years from the effective date of the agreement. The agreement shall be automatically extended until the expiration date of the last patent issued to Bio-Products and/or the University of Alabama in Huntsville covering the technology.

The Company is obligated to pay Bio-Products a one time $100,000 fee per country upon a completed contract to build a waste facility in that country. In addition, the Company is obligated to pay a royalty for every ton of waste processed using the licensed technology as follows:

Rate	Tons processed per day

$0.50	1	-	2,000

$1.00	2,001	-	10,000

$1.50	10,001		and up

The Company is also obligated to pay a bonus to Bio-Products of two and one half percent (2.5%) of the gross sales price in excess of ten dollars ($10.00) per ton for the cellulose biomass product produced from MSW, utilizing the technology. No plants have been built or operated and the Company has paid no per country fee through December 31, 2006.

As additional consideration and for their experience and know-how regarding the technology, the Company agreed to pay Bio-Products a monthly payment for technical services of $10,000 monthly technical fee beginning upon initial down payment of the process vessels and continuing each month until the facility has been in operation for 30 days, as well as a $500 per day monitoring service fee beginning after the first 30 days of operations. All amounts due have been paid through December 31, 2006.

Note 5. SIGNIFICANT CONTRACTS

On May 15, 2005, the Company entered into an exclusive license agreement to obtain worldwide license rights for certain proprietary technologies relating to cast polymers. The Company intends to use these technologies to create certain salable products, yet to be developed. The Company has the right to use the patented technology and must pay a minimum annual royalty of $5,000 to the patent holder as well as 1.5% of net sales resulting from products sold by the Company. The Company will hold the rights to the patent for the life of the patent, unless the agreement is terminated for violations of the agreement or the Company providing 24 months written notice of termination. In the year ended December 31, 2005, the Company had not paid any royalties or sold any products from this patented technology.

On May 15, 2006, the Company entered into a licensing agreement to acquire license rights to a patent for alternate ways of processing municipal solid waste. The Company will have the exclusive rights to the patent throughout the United States during the life of the patent. The Company can lose the rights to the patent in each county within each state of the US if the Company fails to build a processing vessel within 18 months. The Company paid the initial $37,500 fees to secure the license rights which the Company has expensed. The Company is obligated to pay $12,500 within 18 months of the license date or completion of construction of a processing vessel, whichever is later. The Company must also pay royalties of $0.25 per ton of municipal solid waste processed using the constructed vessel. The Company intends to build a waste processing vessel to be used at a municipal solid waste processing facility. The Company will earn revenue off the tipping fees paid by trash hauling and waste management companies to accept and process their trash.

On September 1, 2006, the Company entered into a consulting agreement with Hudson & Co., LLC. The agreement provides that Hudson & Co., LLC (“Hudson”) will provide financial consulting services in exchange for a monthly fee of $15,000 and issuance of warrants for the purchase of up to 1,500,000 shares of the Company’s common stock at $1.00 per share. On September 1, 2006 1/9th of the warrants vested with the remaining warrants vesting 1/18th on a monthly basis thereafter. The term of the warrant is ten years. In addition, the Company will pay Hudson a sign-on bonus of $50,000 payable in the amount of $35,000 upon the closing of the fourth round of equity funding and the remaining $15,000 payable upon the Company’s SEC registration statement becoming declared effective by the US Securities and Exchange Commission.

Note 6. SERIES A REDEEMABLE CONVERTIBLE PARTICIPATING PREFERRED STOCK

In November 2005, the Company designated 5,000,000 of its 25,000,000 authorized shares of preferred stock as Series A. The Series A shares were created at $0.00001 per share par value with certain rights and obligations. The holders of the Series A shall be entitled to receive dividends at the rate the same as with the holders of common stock for any dividends declared by the Company. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Series A shall be paid an amount equal to one dollar ($1.00) for each share of Series A plus any accrued but unpaid dividends (whether or not declared) before further distributions will be made to holders of common stock.

Each holder of outstanding shares of Series A is entitled to the number of votes equal to the number of whole shares of common stock into which the shares of Series A held by such holder are convertible.

Each share of Series A shall be convertible, at the option of the holder thereof, at any time and from time to time, into one fully paid and nonassessable share of Common Stock. The Company is required at all times during which the Series A shall be outstanding, to reserve and keep available such appropriate amount of Common Stock for such conversion.

The Company may, at its option, require all (and not less than all) holders of shares of Series A then outstanding to convert their shares of Series A into shares of common stock on a one-to-one basis at any time within thirty (30) days after the Market Price of the common stock exceeds one dollar ($1.00) (subject to appropriate adjustments in the event of any stock dividend, stock split, combination or other similar recapitalization affecting common stock).

The Company has the right to redeem (unless otherwise prevented by law) all (but not less than all) such outstanding shares of Series A at an amount per share equal to one dollar ($1.00) plus an amount equal to accrued but unpaid dividends, if any, to the date of redemption on such share.

During the years ended, December 31, 2004, and December 31, 2005, the Company entered into subscription agreements whereby the Company sold and issued 0 and 150,000 shares, respectively, of newly created Series A redeemable convertible preferred stock at $1.00 per share. The gross aggregate proceeds to the Company from the sale of these securities were $150,000.

During the quarters ended, December 31, 2005, and March 31, 2006, the Company entered into Subscription Agreements whereby the Company sold and issued 150,000 and 920,000 shares, respectively, of newly created Series A Redeemable Convertible Participating Preferred Stock of the Company (“Series A Preferred”). The Series A Preferred were sold at $1.00 per share. The gross aggregate proceeds to the Company from the sale of these securities were $1,070,000.

During the quarters ended December 31, 2006 and September 30, 2006, the Company entered into subscription agreements through a private placement of unregistered securities to sell and issue 447,000 and 1,483,423 shares of Series A Preferred respectively. The Series A Preferred were sold at $1.00 per share. The gross aggregate proceeds to the Company from the sale of these securities were $1,930,423. A subscriptions receivable of $200,000 was recorded at December 31, 2006 and was received in the quarter ended March 31, 2007.

Note 7. SHAREHOLDERS' EQUITY

Common and Preferred Stock

Upon formation on September 8, 2004, the Company sold and issued 19,187,500 shares of its common stock to the founders of the Company at a price of $0.00001 per share. 17,000,000 of these shares were issued to related parties.

The Company entered into a private placement of unregistered securities whereby it sold and issued 2,060,000 shares of common stock in the year ended December 31, 2004. The common stock was sold at $0.25 per share. The gross aggregate proceeds from the issuance of this stock were $515,000.

In the year ended December 31, 2005, in connection with the merger with IWP detailed in Note 4, the Company exchanged 970,000 shares of common stock for all outstanding shares of common stock in IWP. The shares were valued at $0.25 per share which was the fair value of the Company’s most recent private placement.

During the year ended December 31, 2005, the Company entered into subscription agreements through a private placement of unregistered securities to sell and issue 1,658,000 shares of common stock at $0.25 per share for gross aggregate proceeds from the issuance of this stock of $414,500.

During the year ended December 31, 2005, the Company entered into subscription agreements through a private placement of unregistered securities to sell and issue 698,000 shares of common stock at $1.00 per share for gross aggregate proceeds from the issuance of this stock of $698,000. The Company sold these shares at an increased valuation based upon the merger with IWP and its acquisition of additional waste processing technologies.

During the year ended December 31, 2005, the Company entered into subscription agreements through a private placement of unregistered securities to sell and issue 150,000 shares of Series A Convertible Redeemable Participating Preferred Stock as detailed in Note 6 of these footnotes at $1.00 per share.

During the year ended December 31, 2006, the Company entered into subscription agreements through a private placement of unregistered securities to sell and issue 2,850,423 shares of Series A Convertible Redeemable Participating Preferred Stock as detailed in Note 6 of these footnotes. $2,650,423 of the gross aggregate proceeds from this issuance was received in the year ended December 31, 2006. The remaining $200,000 was booked as a subscription receivable and received subsequent to year end.

Common stock options and warrants

During the year ended December 31, 2004, the Company issued warrants to purchase 1,415,000 shares of its common stock to consultants in consideration for management, research, development, financial and legal services. Related party consultants received 700,000 common stock warrants for services. These warrants were issued at an exercise price of $0.01 per share. During that same year, the Company issued warrants to purchase 100,000 shares of its common stock to directors in the Company in consideration for their service on the board of directors. These warrants were issued at an exercise price of $0.25 per share. The fair value of all warrants was $535,370. The value of the warrants was estimated using the Black-Scholes option pricing model with the following assumptions: average risk-free interest rate based upon the LIBOR rate at the time of the grant, dividend yield of 0%, average volatility factor of the expected market price of the Company’s common stock of 70%, and a term of 10 years.

During the year ended December 31, 2005, the Company issued warrants to purchase 1,183,000 shares of its common stock to consultants in consideration for management, research, development, and financial services. The exercise price per share for 525,000 shares represented by the warrants was $0.25, and $1.00 for 658,000 shares represented by the warrants. The fair value of these warrants was $522,382. The value of the warrants was estimated using the Black-Scholes option pricing model with the following assumptions: average risk-free interest rate based upon the LIBOR rate at the time of the grant which range from 3.27% to 3.84%, dividend yield of 0%, average volatility factor of the expected market price of the Company’s common stock of 70%, and a term of 10 years.

During the year ended December 31, 2005, the Company issued warrants to purchase 1,000,000 shares of its common stock at an exercise price of $0.25 per share to its chief executive officer in consideration for his prior services. During this same year, the Company also issued warrants to purchase 108,200 shares of its common stock to consultants in consideration for research, development, and financial services. The exercise price for these warrants was $0.01 per share. The value of the warrants was estimated using the Black-Scholes option pricing model with the following assumptions: average risk-free interest rate based upon the LIBOR rate at the time of the grant which was 3.86%, dividend yield of 0%, average volatility factor of the expected market price of the Company’s common stock of 70%, and a term of 10 years. The estimated value of these warrants was recorded at $948,808.

During the year ended December 31, 2005, two warrants representing 468,200 shares of common stock were exercised at their exercise price of $0.01 per share.

During the year ended December 31, 2005, the Company issued warrants to purchase 30,000 shares of its common stock to consultants in consideration for research, development, and financial services. The exercise price for these warrants was $0.85 per share. The value of the warrants was estimated using the Black-Scholes option pricing model with the following assumptions: average risk-free interest rate based upon the LIBOR rate at the time of the grant which was 4.74%, dividend yield of 0%, average volatility factor of the expected market price of the Company’s common stock of 70%, and a term of 10 years. The estimated value of these warrants was $6,491.

During the year ended December 31, 2006, the Company issued an employee stock option to purchase 950,000 shares of the Company’s common stock at an exercise price of $0.35 per share to 2 executives. The value of the options was estimated using the Black-Scholes option pricing model with the following assumptions: average risk-free interest rate based upon the LIBOR rate at the time of the grant which range from 5.15% to 5.59%, dividend yield of 0%, average volatility factor of the expected market price of the Company’s common stock of 70%, and a term of 10 years. The estimated value of these options was $268,705.

As of December 31, 2006, 1,700,000 warrants have been issued to related parties.

One of the Company’s founders, Steve Racoosin forfeited 2,000,000 shares of common stock back to the Company on October 15, 2005 to assist with a private placement and to minimize dilution to shareholders in connection with a prior offering.

During the year ended December 31, 2006, the Company repurchased and retired 100,000 shares of common stock at $0.50 and 500,000 shares of common stock at $1.00 per share.

Note 8. COMMITMENT AND CONTINGENCIES

The Company is obligated to pay Bio Products a monthly payment for technical services of $10,000 monthly technical fee beginning upon initial down payment of the process vessels and continuing each month until the facility has been in operation for 30 days, as well as a $500 per day monitoring service fee beginning after the first 30 days of operations. The Company is obligated to pay Bio-Products $100,000 per country in which it operates or builds a waste processing plant~~.~~

On September 25, 2006, the Company entered into a commercial office lease at 2029 Century Park East in Los Angeles, CA. The lease was for a 5 year term and had minimum lease obligations of $9,769 per month with yearly increases of 3.5%. The Company was required to obtain a secured letter of credit for the lease in the amount of $165,379. The Company secured the 5 year letter of credit from a local bank with collateral of $165,500 in cash. The collateral was deposited into a 6 month automatically renewable Certificate of Deposit. The Company booked this $165,500 as a non-current asset and capitalized any resulting interest. On December 20, 2006, the Company entered into a sublease with a public company, Auriga Laboratories, Inc., to sublease the entire office space for the full lease obligation per month. Auriga Laboratories and Full Circle are related parties because the companies share common directors and shareholders.

Annual future minimum lease payments for years subsequent to December 31, 2006 are as follows:

2007	$121,331
2008	125,578
2009	129,928
2010	134,522
2011	104,423

On August 21, 2007, the office lease was voluntarily terminated by both parties. The Company was required to pay a negotiated $43,418 to the landlord as an early termination fee and one month of lease obligations. As a result of the lease termination, the $165,500 securing the letter of credit, plus capitalized interest of $9,346, was released to the Company.

Note 9. PROMISSORY NOTE.

On December 20, 2006, the Company entered into a secured convertible promissory note with Gemini Environmental Corporation (“Gemini”) for $110,000. The Company loaned $110,000 to Gemini for a period of 24 months at an interest rate of 18% per annum. Both principal and interest are due in a balloon payment at the end of the 24 month period. The note may be prepaid by paying principal plus accrued interest and an $11,000 pre-payment penalty. The note it secured by 500,000 shares of common stock in Gemini. If prior to the end of the 24 month period, the entity enters into several transactions, the unpaid principal and interest shall automatically be converted into shares of common stock of Gemini

Chris Walton, a member of Full Circle’s board of directors, is the CEO of Gemini.

Note 10. RELATED PARTY TRANSACTIONS

The Company is obligated to pay Sorrento Financial Group $15,000 per month for financial advisory services. Sorrento Financial Group is beneficially owned by the Company’s former Chairman, Philip S. Pesin. The Agreement was amended in the year ended December 31, 2006, so that the Company’s prior obligation to pay a $500,000 fee upon occurrence of several events was eliminated in exchange for the Company repurchasing 500,000 shares of Sorrento Financial Group’s shares of the Company for $500,000, which the Company determined was the fair market value of the stock based upon the most recent private placement. This stock repurchase took place in the year ended December 31, 2006. The Sorrento Financial Group has the right to act as the Company’s financial advisor for all disposition or acquisition or combination transactions and be entitled to fees customary for transactions of that type and size. Subsequent to the year ended December 31, 2006, Sorrento Financial Group voluntarily terminated its financial advisory services agreement and the Company has no further liabilities for these services.

The Company entered into retainer agreements with Sorrento Law Group, PC, of which the Company’s former chairman Philip S. Pesin is a partner. Sorrento Law Group provided the Company with various legal services in the years ended December 31, 2005 and December 31, 2006. At December 31, 2006, Sorrento Law Group was no longer providing any further legal services to the Company.

As discussed in Note 9, the Company entered into a promissory note with Gemini Environmental Corporation whose CEO is Chris Walton, a member of the Company’s board of directors.

See Notes 4,7,8,9,12 and 15 for other related party transactions.

Note 11. INCOME TAXES

Deferred Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and operating losses and tax credit carryforwards.

SFAS No. 109 requires that the tax benefit of net operating losses, temporary differences and credit carryforwards be recorded as an asset to the extent that management assesses that realization is “more likely than not.” Realization of the future tax benefits is dependent on the Company’s ability to generate sufficient taxable income within the carryforward period. Because of the Company’s history of operating losses, management has provided a valuation allowance equal to its net deferred tax assets.

At December 31, 2006, operating loss carryforwards of approximately $3.2 million expiring through 2026 are available to offset future taxable income.

Income tax provision from September 8, 2004 (inception) to December 31, 2006:

September 8, 2004
(Inception) to
December 31, 2006

Current	$2,400
Deferred	-
$2,400

The following table summaries the deferred tax assets and liabilities for the period.

September 8, 2004
(Inception) to
December 31, 2006

Tax benefit of net operating loss carryforwards	$1,271,604
Temporary difference non-cash compensation	1,915,433
Deferred tax asset	3,187,037
Valuation allowance	(3,187,037)
Net deferred tax asset	$-

The reconciliation of the effective income tax rate to rate for the period ended December 31, 2006 is as follows:
September 8, 2004
(Inception) to
December 31, 2006

Federal income tax rate	34%
State tax, net of federal benefit	6%
Change in valuation allowance	(40)%
Effective income tax rate	0%

Note 12. INVESTMENTS

On December 24, 2006, the Company invested in Aquoral Finance Corp, LLC (“Aquoral”). In exchange for $93,750 in cash, the Company received a ¾ membership interest in Aquoral and a warrant to purchase up to 93,750 shares of common stock in Auriga Laboratories, Inc. for $1.50 per share. The $93,750 value of this investment was booked as a non-current investment asset. Auriga Laboratories’ CEO and Chairman, Philip Pesin, was a member of the Company’s board of directors in the year ended December 31, 2006.

In the year ended December 31, 2006, the Company secured a 5 year letter of credit with collateral of $165,500 in cash. This collateral was deposited into a 6 month renewable Certificate of Deposit. The Company booked this $165,500 as a non-current asset including any resulting interest.

Note 13. STOCK PURCHASE WARRANTS

The following is a summary of outstanding warrants as of December 31, 2005 and December 31, 2006:

	Number of Warrants	Exercise Price per Share	Weighted Average Exercise Price per Share

Warrants outstanding at December 31, 2005	4,068,000	$0.01 to $1.00	$0.27

Warrants outstanding at December 31, 2006	1,753,000	$0.01 to $1.00	$0.57

Note 14. OTHER INCOME

On August 16, 2006, the Company entered into a settlement agreement regarding a claim that the Company filed in California superior court against certain sub-contractors who were to provide waste hauling services in Louisiana. In exchange for the Company dismissing its claim, the sub-contractors agreed to pay the Company $83,525. The Company received this amount in cash and booked this as other income.

Note 15. SUBSEQUENT EVENTS

On February 12, 2007, in exchange for 325,000 shares of stock in Auriga Laboratories, Inc. acquired from existing Company shareholders, the Company entered into an agreement: i) to assign the patent rights to one of The Company’s MSW processing technologies to Gemini Environmental Corporation (“Gemini”) and a grant of a license to use this technology, ii) to transfer its MSW processing prototype to Gemini, iii) both Sorrento Financial Partners and Hudson & Co., LLC terminated their consulting agreements as of February 12, 2007, and iv) to transfer the Company’s ¾ membership interest in Aquoral Finance Corp and common stock purchase warrant for Auriga Laboratories, Inc. to Gemini. As discussed in Note 10, Gemini’s CEO, Chris Walton, is a member of the Company’s board of directors and Philip Pesin, a former member of the Company’s board of directors is the beneficial owner of Sorrento Financial Partners and CEO of Auriga Laboratories, Inc.

On April 18, 2007, the Company entered into a reverse merger agreement with Biogold Fuels Corporation, a Nevada corporation, (“Biogold”) and Biogold Acquisition, Inc. As a result of that merger, the Company became a wholly owned subsidiary of Biogold. Full Circle became the accounting acquirer of the assets and liabilities of all entities. Biogold had no assets or liabilities and it retained its current board of directors which also became the board of the Company. The Company also entered into an employment agreement with Steve Racoosin to act as the Company’s Chief Executive Officer and member of the board of directors.

On August 31, 2007, the promissory note held by the Company was paid off by conversion of the $110,000 principal, accrued interest, and the prepayment penalty by Gemini into 335,500 shares of Series A Preferred Stock in Gemini which were issued and will be held in the Company’s name. The Company will hold these as a long term investment at cost.

On August 21, 2007, the office lease at 2029 Century Park East, Los Angeles, CA was voluntarily terminated by both parties. The Company was required to pay a $43,418 to the landlord as an early termination fee and one month of lease obligations. As a result of the lease termination, the $165,500 securing the letter of credit, plus capitalized interest of $9,346, was released to the Company.